Exhibit 10.2
Dated 19 August 2024
PROJECT SENATOR
GRAN TIERRA ENERGY INC.
as the Company

and

TRAFIGURA PTE LTD
as the Lender

TERM LOAN FACILITY AGREEMENT

Index
Clause    Page
2    The Facility    20
3    Purpose    20
4    Conditions of Utilisation    20
5    Utilisation    22
6    Repayment    22
7    Prepayment and Cancellation    22
8    Restrictions    23
9    Interest    24
10    Interest Periods    24
11    Fees    26
12    Tax Gross Up and Indemnities    26
13    Increased Costs    30
14    Other Indemnities    31
15    Mitigation by the Lender    32
16    Costs and Expenses    33
17    Guarantee    33
18    Representations    36
19    Information Undertakings    41
20    General Undertakings    43
21    Events of Default    52
22    Changes to the Lender    58
23    Assignments and Transfer by Company    59
24    Conduct of Business by the Lender    59
25    Payment Mechanics    59
26    Set-Off    60
27    Notices    61
28    Calculations and Certificates    62
29    Partial Invalidity    63
30    Remedies and Waivers    63
31    Amendments and Waivers    63
32    Confidentiality    65
33    Counterparts    69
34    Governing Law    69
35    Enforcement    69
36    Waiver of Immunity    70

Schedules

Schedule 1 Conditions Precedent
Part A Conditions Precedent to Signing Date    71
Part B Conditions Precedent to Initial Utilisation    72
Part C Conditions Precedent to accession of the Target    73
Schedule 2 Utilisation Request    74
Schedule 3 Reference Rate Terms    75
Schedule 4 Daily Non-Cumulative Compounded RFR Rate    78
Schedule 5 Cumulative Compounded RFR Rate    80

Schedule 6 Form of Accession Deed     81

Execution

Execution Pages     83

THIS AGREEMENT is made on 19 August 2024
PARTIES
(1)GRAN TIERRA ENERGY INC., a company incorporated under the laws of the State of Delaware with its registered office at 500 Centre Street SE Calgary Alberta Canada T2G 1A6 as borrower (the "Company"); and
(2)TRAFIGURA PTE LTD, a company incorporated under the laws of Singapore, having its offices at 10 Collyer Quay #29-01/05, Ocean Financial Centre, Singapore 049315, Singapore as lender (the "Lender"), each a "Party", and, together, the "Parties".
OPERATIVE PROVISIONS
1DEFINITIONS AND INTERPRETATION
1.Definitions
In this Agreement:
"Acceptance Condition" means, in relation to an Offer, a condition such that the Offer may not become or be declared unconditional until the Company has received acceptances in respect of a certain percentage or number of shares in Target.
"Accession Deed" means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

"Accounting Principles" means generally accepted accounting principles and applicable accounting standards:
(a)with regard to the Target, England and Wales; and
(b)with regard to the Company, the State of Delaware.
"Acquisition" means the acquisition of up to 100 per cent of the Target Shares by the Company (pursuant to a Scheme and/or Offer and/or Squeeze-Out in accordance with the terms of the relevant Acquisition Documents and together with any irrevocable, open market purchases and/or any contribution, right or transfer, or otherwise (or any combination thereof)).
"Acquisition Closing Date" means the Offer Unconditional Date or the Scheme Effective Date, as the case may be.
"Acquisition Costs" means:
(c)all fees, costs, commissions and expenses and stamp, registration and other Taxes incurred in connection with the Acquisition or the Facility (including amounts payable under or in connection with this Agreement);

(d)all fees, costs, commissions and expenses and stamp, registration and other Taxes incurred by or on behalf of the Company in connection with the Offer or the Offer Documents; and
(e)all fees, costs, commissions and expenses and stamp, registration and other Taxes incurred by or on behalf of the Company in connection with the Scheme or the Scheme Documents.
"Acquisition Documents" means the Scheme Documents or, as the case may be, the Offer Documents and the Squeeze-Out Documents.
"Affiliate" means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company and, in the case of any limited partnership, any entity (including any other limited partnership) which owns or controls or is owned or controlled by the first limited partnership or is under common ownership or control with the first limited partnership.
"Agreed GBP-USD FX Rate" means the GBP/USD exchange rate set out in the initial Utilisation Request, being (at the Company's election):
(f)any rate(s) under any FX forward transaction(s) entered into by the Company or any of its Affiliates in connection with the Acquisition and notified to the Lender prior to that Utilisation Request;
(g)the Spot Rate of Exchange on the date of that Utilisation Request; and/or
(h)such other rate agreed between the Company and the Lender (each acting reasonably).
"Announcement" means an Offer Announcement or a Scheme Announcement (including any subsequent announcement and any amendment, replacement, revision, restatement, supplement or modification from time to time).
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, or registration.
"Authorised Signatory" means the Chief Financial Officer of the Company from time to time or a person authorised to sign documents on behalf of the Company. This authorisation must be granted by authorised signatories of the Company, a certified copy of evidence of such authorisation having been delivered to the Lender. A person will cease to be an "Authorised Signatory" upon notice by the Company to the Lender.
"Availability Period" means the period from and including the Signing Date to and including 11:59 p.m. (London time) on the last day of the Certain Funds Period.
"Available Commitment" means the Lender's Commitment minus the amount of its participation in any outstanding Loans (converted into sterling using the inverse of the Agreed GBP-USD FX Rate specified in the initial Utilisation Request).
"Baseline CAS" means any rate which is either:
(i)specified as such in the Reference Rate Terms; or

(j)determined by the Lender in accordance with the methodology specified in the Reference Rate Terms.
"Business Day" means a day (other than a Saturday or Sunday) on which commercial banks are open for general business in London (United Kingdom) and (in relation to: (i) any date for payment or purchase of an amount relating to a Loan; or (ii) the determination of the first day or the last day of Interest Period for a Loan (or otherwise in relation to the determination of the length of such an Interest Period)) which is an RFR Banking Day.
"Central Bank Rate" has the meaning given to that term in the Reference Rate Terms.
"Central Bank Rate Adjustment" has the meaning given to that term in the Reference Rate Terms.
"Certain Funds Period" means the period from and including the Signing Date and ending on the date on which a Mandatory Cancellation Event occurs or exists; it being understood that the Certain Funds Period will end on such date immediately after the relevant Mandatory Cancellation Event occurs or first exists.
"Certain Funds Purposes" means:
(k)where the Acquisition proceeds by way of a Scheme:
(i)payment (directly or indirectly) of the cash consideration payable by the Company to the holders of the Target's shares in consideration of such shares being acquired by the Company;
(ii)payment (directly or indirectly) of the cash consideration payable to holders of options to acquire the Target's shares or to holders of warrants to subscribe for the Target's shares pursuant to any proposal in respect of those options or warrants as required by the Takeover Code; and
(iii)payment (directly or indirectly) of the fees, costs and expenses in respect of the Acquisition (including stamp duty); or
(l)where the Acquisition proceeds by way of an Offer:
(i)payment (directly or indirectly) of the cash consideration payable by the Company to the holders of the Target's shares subject to the Offer in consideration of the Acquisition of such shares pursuant to the Offer;
(ii)payment (directly or indirectly) of the cash consideration payable to the holders of the Target's shares pursuant to the exercise by the Company of the Squeeze-Out;
(iii)payment (directly or indirectly) of the cash consideration payable to holders of options to acquire the Target's shares or to holders of warrants to subscribe for the Target's shares pursuant to any proposal in respect of those options or warrants as required by the Takeover Code; and
(iv)payment (directly or indirectly) of the fees, costs and expenses in respect of the Acquisition (including stamp duty).

"Change of Control" has the meaning given to such term in Clause 7.2 (Change of Control).
"Clean-up Date" means the date falling 90 days from and including the Acquisition Closing Date.
"Closing Date" means the first date upon which a Utilisation is made under the Facility.
"Code" means the US Internal Revenue Code of 1986.
"Commercial Contract" means each of:
(a)the agreement, as amended on or before the Signing Date, for the purchase by Trafigura Marketing Colombia S.A.S and Trafigura Pte Ltd as buyers from Gran Tierra Energy Colombia, LLC Sucursal and Gran Tierra Colombia Inc. Sucursal as sellers of the Commodities from the Midas Block (including Acordionero and minor fields) on the terms and conditions set out therein;
(b)the agreement, as amended on or before the Signing Date, entered into for the purchase by Trafigura Marketing Colombia S.A.S and Trafigura Pte Ltd as buyers from Gran Tierra Energy Colombia, LLC Sucursal and Gran Tierra Colombia Inc. Sucursal as sellers of the Commodities from the Chaza Block (including Costayaco and Moqueta fields), the Suroriente Block, PUT 1 Block and PUT 7 Block on the terms and conditions set out therein; and
(c)the agreement to be entered into on or before the Signing Date for the purchase by Trafigura PTE Ltd. as buyer from Gran Tierra Energy Colombia GmbH as seller of the export entitlement of Commodities from the Chapara, Chanangue and Iguana fields on the terms and conditions set out therein.
"Commitment" means (subject to redenomination in accordance with Clause 2.2 (The Facility)) £80,000,000 to the extent not cancelled, reduced, or transferred by it under this Agreement.
"Commodity" means:
(d)the crudes, or a blend of crude, comprising part or all of the production of the volumes of crude from any field which, in each case, (i) belong to a member of the Group and (ii) are subject to sale in accordance with a Commercial Contract; or
(e)any other commodity (including quantity, specifications and quality) to be delivered to a buyer in accordance with the terms and conditions of a Commercial Contract.
"Compounded Reference Rate" means, in relation to any RFR Banking Day during the Interest Period of a Loan, the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day.
"Compounding Methodology Supplement" means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:
(f)is agreed in writing by the Company and the Lender;
(g)specifies a calculation methodology for that rate; and

(h)has been made available to the Company and the Lender.
"Confidential Information" means all information relating to the Company, the Group, the Target Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, a Lender or which is received by the Lender in relation to, or for the purpose of becoming a Lender under, the Finance Documents or the Facility from either:
(i)any member of the Group or the Target Group or any of its advisers; or
(j)in whatever form, and includes information given orally and any document, electronic file, or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(A)is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 32 (Confidentiality);
(B)is identified in writing at the time of delivery as non-confidential by any member of the Group or the Target Group or any of its advisers; or
(C)is known by the Lender before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by the Lender after that date from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Lender.
"Court" means the High Court of Justice in England.
"Court Meeting" means the meeting or meetings of Target Shareholders (including any adjournment thereof) convened or to be convened at the direction of the Court for the purposes of considering and, if thought fit, approving the Scheme.
"Cumulative Compounded RFR Rate" means, in relation to an Interest Period for a Loan, the percentage rate per annum determined by the Lender in accordance with the methodology set out in Schedule 5 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.
"Daily Non-Cumulative Compounded RFR Rate" means, in relation to any RFR Banking Day during an Interest Period for a Loan, the percentage rate per annum determined by the Lender in accordance with the methodology set out in Schedule 4 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.
"Daily Rate" means the rate specified as such in the Reference Rate Terms.

"Default" means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Disruption Event" means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)from performing its payment obligations under the Finance Documents; or
(ii)from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:
(a)air (including, without limitation, air within natural or man-made structures, whether above or below ground);
(b)water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)land (including, without limitation, land under water).
"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
"Environmental Law" means any applicable law or regulation or convention which relates to:
(d)the pollution or protection of the Environment;
(e)harm to or the protection of human health; or
(f)any emission or substance capable of causing harm to any living organism or the Environment.
"Environmental Permits" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Target or any Subsidiary of the Target conducted on or from the properties owned or used by the Target or any Subsidiary of the Target.

"Event of Default" means any event or circumstance specified as such in clause 21 (Events of Default).
"Facility" means the term loan facility made available under this Agreement as described in clause 2 (The Facility).
"Facility Office" means the office or offices notified by a Lender to the Company in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement provided that a Lender shall not nominate more than two Facility Offices simultaneously.
"FATCA" means:
(g)sections 1471 to 1474 of the Code or any associated regulations;
(h)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(i)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Final Maturity Date" means the date falling 12 Months after the first Utilisation Date.
"Finance Document" means this Agreement, the Security Document, any Reference Rate Supplement, any Compounding Methodology Supplement, any Utilisation Request and any other document designated as such by the Lender and the Company.
"Financial Indebtedness" means any indebtedness for or in respect of:
(j)moneys borrowed;
(k)any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(l)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(m)the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Company's currently applicable accounting standards, be treated as a balance sheet liability other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease;

(n)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(o)any amount raised under any other transaction (including any forward sale or purchase agreement) required by GAAP to be shown as a borrowing in the audited consolidated balance sheet of the Group;
(p)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked-to-market value shall be taken into account);
(q)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(r)the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above, but excluding any indebtedness owing by one member of the Group to another member of the Group.
"GAAP" means the United States Generally Accepted Accounting Principles.
"General Meeting" means the general meeting of the Target Shareholders (or any adjournment thereof) to be convened in connection with the implementation of a Scheme.
"Group" means the Company and its Subsidiaries for the time being (including following the Acquisition Closing Date, the Target Group but, for the avoidance of doubt and prior to the Acquisition Closing Date, excluding the Target Group).
"Guarantor" means, on and from its accession to this Agreement, the Target.
"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
"Interest Period" has the meaning given to it in Clause 10 (Interest Periods for a Loan).
"Legal Opinion" means any legal opinion delivered to the Lender under clause 4.1 (Initial conditions precedent) or clause 23 (Assignments and transfer by Company ).
"Legal Reservation" means:
(s)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(t)the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;
(u)similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(v)any other general principles which are set out as qualifications or reservations as to matters of law in the Legal Opinions.
"Lender" means:
(w)Trafigura PTE Ltd; and
(x)any bank or financial institution which has become a Party in accordance with clause 22 (Changes to the Lender), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
"LMA" means the Loan Market Association.
"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
"Long Stop Date" means:
(y)in the case of a Scheme, the date falling six weeks after the date specified as the Long Stop Date in the first Announcement; or
(z)in the case of an Offer, the date falling eight weeks after the date specified as the Long Stop Date in the first Announcement.
"Lookback Period" means the number of days specified as such in the Reference Rate Terms.
"Major Default" means any circumstances with respect to the Company (and for the avoidance of doubt, not relating to or with respect to (i) any other member of the Group or any procurement obligation of any member of the Group or (ii) the Target or any of its Subsidiaries) constituting an Event of Default arising under any of:
(aa)Clause 21.1 (Non-payment) to the extent such event or circumstance relates to non-payment of principal amounts and/ or interest under the Finance Documents;
(ab)Clause 21.2 (Undertakings) insofar as it relates to a breach of a Major Undertaking;
(ac)Clause 21.3 (Misrepresentation) insofar as it relates to any Major Representation being incorrect in any material respect (unless that Major Representation is already qualified by materiality, in which case such Major Representation must be correct in all respects);
(ad)paragraphs (a) and (c) of Clause 21.5 (Insolvency) provided that in respect of paragraph (a) of clause 21.5 (Insolvency), "one or more of its creditors" is deemed to be replaced with "one or more of its material creditors" (and for these purposes, a "material creditor" shall be deemed to mean any creditor that is a creditor, in aggregate, of at least $10,000,000 (or its equivalent in one or more currencies) of indebtedness) and "(other than solely as a result of the amount of its liabilities exceeding the value of its assets)" is deemed to have been inserted after the words "deemed to" and before "or declared";

(ae)paragraphs (a), (b), (c) and (e) of Clause 21.6 (Insolvency proceedings) provided that:
(i)in respect of the first line of Clause 21.6 (Insolvency proceedings), "formal" is deemed to be included before "step";
(ii)in respect of paragraph (a), "generally" is added after "suspension of payments";
(iii)in respect of paragraph (b), "any creditor" is deemed to be replaced with "the creditors generally";
(iv)in respect of paragraph (c), "material" is deemed to be included before "assets";
(af)Clause 21.7 (Creditors Process) except to the extent such suspension is in connection with a bona fide dispute with the relevant creditor;
(ag)Clause 21.8 (Unlawfulness), provided that all references to "Transaction Document" or "Transaction Documents" are replaced by references to "Finance Document" or "Finance Documents" respectively, in paragraph (b)(i) the words "(subject to the Legal Reservations)" are inserted after "are not", and in paragraph (c) the words "or is alleged by a party to it (other than the Lender) to be ineffective" shall be deemed deleted;
(ah)Clause 21.11 (Finance Documents) provided that references to "or purports in writing to rescind", "or purports to repudiate" and "evidences an intention to rescind (with such intention evidenced in writing) or repudiate any Finance Document to which it is a party" shall be deemed deleted; and
(ai)Clause 21.16 (Cessation of business) provided that references to "(or threatens to suspend or cease to carry on)" are replaced by references to "(or threatens to suspend or cease to suspend its Colombian business)".
"Major Representation" means a representation or warranty under any of:
(aj)Clause 18.1 (Status);
(ak)Clause 18.2 (Binding obligations) provided that references to "the Transaction Documents" shall be deemed to have been replaced with "the Finance Documents";
(al)Clause 18.3 (Non-conflict with other obligations) provided that references to "the Transaction Documents" shall be deemed to have been replaced with "the Finance Documents";
(am)Clause 18.4 (Power and authority) provided that references to "the Transaction Documents" shall be deemed to have been replaced with "the Finance Documents";
(an)Clause 18.5 (Validity and admissibility in evidence) provided that references to "the Transaction Documents" shall be deemed to have been replaced with "the Finance Documents" and the reference to "All Authorisations" shall be deemed to refer to "All material Authorisations";

(ao)paragraph (a) of Clause 18.10 (No breach of laws); and
(ap)Clause 18.19 (Acquisition Documents),
in each case, with respect to the Company (and for the avoidance of doubt, not relating to or with respect to (i) any other member of the Group or any procurement obligation of any member of the Group or (ii) the Target or any of its Subsidiaries) provided that, in each case, any reference to "Relevant Jurisdiction" in any representation or warranty referred to above (or in any defined term used in any representation or warranty referred to above) shall be deemed to be references to paragraphs (a) and (e) of "Relevant Jurisdiction" only.
"Major Undertaking" means an undertaking under any of:
(aq)Clause 20.1 (Authorisations) provided that references to "the Transaction Documents" shall be deemed to have been replaced with "the Finance Documents" and the words "and supply upon request to the Lender certified copies of" shall be deemed deleted;
(ar)paragraph (a) of Clause 20.11 (Negative pledge);
(as)Clause 20.13 (Disposals);
(at)Clause 20.16 (Other Financial Indebtedness)
(au)Clause 20.21 (Scheme or Offer undertakings) (excluding paragraphs (b), (e) and (f) of Clause 20.21 (Scheme or Offer undertakings)); and
(av)Clause 20.17 (No guarantees or indemnities),
and:
(i)in the case of paragraphs (b), (c) and (d) above with respect to the Company, Gran Tierra Energy Colombia GmbH and Gran Tierra Operations Colombia GmbH (and for the avoidance of doubt not relating to or with respect to any other member of the Group or any procurement obligation of any other member of the Group);
(ii)in the case of paragraphs (a), (e) and (f) above with respect to the Company (and for the avoidance of doubt not relating to or with respect to any other member of the Group or any procurement obligation of any member of the Group); and
(iii)in each case, not relating to or with respect to the Target or any of its Subsidiaries.
"Mandatory Cancellation Event" means the occurrence of any of the following conditions or events:
(a)where the Acquisition proceeds by way of a Scheme:

(i)Target Shareholders vote at a meeting convened at the direction of the Court to approve the Scheme ("Scheme Resolutions"), but the Scheme is not approved;
(ii)a general meeting is held to pass the Scheme Resolutions, but the Scheme Resolutions are not passed;
(iii)applications for the issuance of an order sanctioning the Scheme ("Scheme Court Order") are made, but are not granted;
(iv)the Scheme lapses or is withdrawn with the consent of the Panel or by order of the Court;
(v)a Scheme Court Order is issued but not filed with the Registrar within the applicable time frame;
(vi)the date which is 15 days after the Scheme Effective Date; or
(vii)the Long Stop Date, unless the Scheme Effective Date has occurred prior thereto, in which case, clause (vi) above shall apply, unless, in respect of clause (i) to (iv) and (vii) above, for the purpose of switching from a Scheme to an Offer, within five Business Days the Company notifies the Lender that the Company intends to issue, and then within 10 Business Days the Company does issue, an Offer Announcement (in which case no Mandatory Cancellation Event shall have occurred pursuant to clause (i) to (iv) or (vii) above) and provided that the postponement or adjournment of any Court Meeting or General Meeting shall not constitute a Mandatory Cancellation Event if such Court Meeting or General Meeting is capable of being reconvened on a future date prior to the Long Stop Date;
(b)where the Acquisition proceeds by way of an Offer:
(i)such Offer lapses, terminates or is withdrawn with the consent of the Panel;
(ii)the date upon which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds;
(iii)the date falling 90 days after the Offer Unconditional Date; or
(iv)the Long Stop Date, unless the Offer Unconditional Date has occurred prior thereto, unless, in the case of clause (i) or (iv) above, for the purpose of switching from an Offer to a Scheme, within 5 Business Days the Company notifies the Lender that the Company intends to issue, and then the Company within 10 Business Days does issue, a Scheme Announcement (in which case no Mandatory Cancellation Event shall have occurred pursuant to clause (i) or (iv) above);
(c)if the first Announcement is not released by the date falling 10 Business Days after the Signing Date;

(d)the Facility is utilised in full and, in the case of any proceeds of the Facility that are to be applied in payment to Target Shareholders, all such payments have been made (whether pursuant to a Scheme or an Offer and/or Squeeze-Out);
(e)the Target becomes a wholly-owned Subsidiary of the Company and the Company has paid for all the Target Shares beneficially owned by it; and
(f)the first anniversary of the Signing Date.
"Margin" means the percentage rate per annum specified as such in the Reference Rate Terms:
"Market Disruption Rate" means the rate (if any) specified as such in the Reference Rate Terms.
"Material Adverse Effect" means an event or series of events which have a material adverse effect on:
(g)the business or financial condition of the Company or the Group taken as a whole; or
(h)the ability of the Company to perform its payment obligations under the Finance Documents.
"Material Contracts and Licenses" means the contracts, licenses, concessions and any other authorization required for the lawful exploitation, development or operation of the Obligors and their Subsidiaries in respect of the Material Fields.
"Material Field" means each of the Acordionero Field (Midas Block), and the Moqueta, Costayaco Fields (Chaza Block) and the Chapara, Chanangue and Iguana in Colombia.
"Member State" means any member state of the European Union.
"Minimum Acceptance Condition" means, in relation to an Offer, an Acceptance Condition equating to not less than 50 per cent. plus, one share of the issued ordinary share capital of Target.
"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(i)other than where paragraph (b) below applies:
(i)(subject to paragraph (iii) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or, if there is not, on the immediately preceding Business Day;
(ii)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and
(j)in relation to an Interest Period for any Loan (or any other period for the accrual of commission or fees) for which there are rules specified as "Business Day Conventions" in the Reference Rate Terms, those rules shall apply.
The above rules will only apply to the last Month of any period.
"Obligor" means the Company and, on and from its accession to this Agreement, the Target.
"Offer" means a takeover offer (as defined in section 974 of the Companies Act 2006) by the Company in accordance with the Takeover Code to acquire all of the shares of the Target that are the subject of that takeover offer (within the meaning of section 975 of the Companies Act 2006).
"Offer Announcement" means the press announcement to be released by the Company pursuant to Rule 2.7 of the Takeover Code announcing a firm intention to make an offer for the Target which is to be implemented by way of an Offer or, as the case may be, a conversion from a Scheme to an Offer in accordance with Section 8 of Appendix 7 to the Takeover Code.
"Offer Documents" means the Offer Announcement, any offer documents published or provided (or to be provided) by or on behalf of the Company to shareholders of the Target or otherwise made available to such persons and in the manner required by Rule 24.1 of the Takeover Code, and any other documents or agreements related to the Offer or referred to in the Offer Documents or entered into in connection with the Offer and designated as an Offer Document by the Company and (to the extent such document is reasonably likely to materially adversely affect the interests of the Lender under the Finance Documents) the Lender (acting reasonably) (including as any such documents are amended, replaced, revised, restated, supplemented or modified from time to time).
"Offer Unconditional Date" means the date on which the Offer is declared or becomes unconditional in all respects.
"Original Financial Statements" means in relation to the Company, its audited consolidated financial statements for the financial year ended 31 December 2023.
"Panel" means the UK Panel on Takeovers and Mergers.
"Party" means a party to this Agreement.
"Perfection Requirements" means any and all registrations, filings, notices ad other actions ad steps required to be made in any jurisdiction in order to perfect security created by the Security Document or in order to achieve the relevant priority for such Security.
"Permitted Security" means:
(k)any Security created by the Company in favour of the Lender pursuant to the Finance Documents;

(l)any Security created by the Company in favour of the applicable creditors pursuant to any facility providing for the Refinancing (including the Refinancing Facility);
(m)any lien arising by operation of law or a contract having a similar effect and in the ordinary course of trade and not as a result of any default or omission by an Obligor which has been continuing for 120 days or more;
(n)any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to an Obligor, Gran Tierra Energy Colombia GmbH or Gran Tierra Operations Colombia GmbH in the ordinary course of trading and not arising as a result of any default or omission by an Obligor, Gran Tierra Energy Colombia GmbH or Gran Tierra Operations Colombia GmbH which has been continuing for 120 days or more;
(o)security arising in respect of judgement orders or awards;
(p)security in favour of customs and revenues authority arising as a matter of law to secure payment of customs duties, and
(q)any Security to which the Lender has provided its prior consent.
"Reference Rate Supplement" means, a document which:
(r)is agreed in writing by the Company and the Lender;
(s)specifies that currency is in US dollars; and
(t)specifies the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms; and has been made available to the Company and the Lender.
"Reference Rate Terms" means, the terms set out in Schedule 3 (Reference Rate Terms) or in any Reference Rate Supplement.
"Refinancing" has the meaning given to that term in Clause 19.7 (New financial indebtedness).
"Refinancing Facility" has the meaning given to that term in Clause 19.7 (New financial indebtedness).
"Registrar" means the Registrar of Companies for England and Wales.
"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
"Relevant Jurisdiction" means, in relation to a relevant entity:
(u)its jurisdiction of incorporation;

(v)its jurisdiction of tax residence;
(w)any jurisdiction where it has an office, branch or a permanent establishment;
(x)any jurisdiction where it conducts a material part of its business; and
(y)the jurisdiction whose laws govern the perfection of the Security Document entered into by it.
"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them.
"Repeating Representations" means each of the representations set out in Clause 18.1 (Status), Clause 18.2 (Binding obligations), Clause 18.3 (Non-conflict with other obligations), Clause 18.4 (Power and authority), Clause 18.5 (Validity and admissibility in evidence), Clause 18.6 (Governing law and enforcement), paragraphs (b) and (c) of Clause 18.9 (No Default), Clause 18.20 (No misleading information), Clause 18.21 (No proceedings pending or threatened), paragraph (b) of Clause 18.10 (No breach of laws), paragraph (a) of Clause 18.11 (Environmental laws), Clause 18.13 (Good title to assets), Clause 18.14 (No immunity), Clause 18.15 (Insurance), Clause 18.16 (Sanctions), Clause 18.17 (Anti-Bribery and Corruption and AML), Clause 18.18 (Financial Statements).
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee, or custodian.
"Restricted Person" means any person:
(z)listed on any publicly available list of persons or entities maintained by any Sanctions Authority in connection with Sanctions from time to time; or
(aa)owned or controlled (as defined in accordance with any relevant Sanctions) by a person referred to in (a) above.
"RFR" means the rate specified as such in the Reference Rate Terms.
"RFR Banking Day" means any day specified as such in the Reference Rate Terms.
"Sanctioned Country" means at any time, a country or territory which is the subject or target of any country-wide or territory-wide Sanctions broadly restricting or prohibiting dealings with such country, territory or government.
"Sanctioned Person" means at any time:
(ab)any person listed in any list (each such list as amended, supplemented or substituted from time to time) of specially designated nationals or designated persons or entities maintained by any Sanctions Authority;
(ac)any person who is fifty (50%) or more owned by or controlled by, any person or persons described in paragraph (a) of this definition; or
(ad)any person who is otherwise the subject of Sanctions.

"Sanctions" means economic, financial or trade sanctions or embargoes enacted or imposed by law or regulation or other restrictive measure and administered or enforced from time to time by:
(ae)the US government;
(af)the United Nations Security Council;
(ag)the European Union or any of its member states' governments;
(ah)the United Kingdom;
(ai)the Republic of Singapore;
(aj)the State Secretariat for Economic Affairs of Switzerland; or
(ak)acting through the respective governmental agencies of any of the foregoing (including through the Office of Foreign Assets Control of the U.S. Department of Treasury, the United States Department of State, the United States Department of Commerce and Her Majesty's Treasury) (each a "Sanctions Authority").
"Scheme" means the scheme of arrangement under Part 26 of the Companies Act 2006 proposed (or to be proposed) by the Target to its shareholders to implement the Acquisition.
"Scheme Announcement" means a press announcement made by or on behalf of the Company and/or the Target pursuant to Rule 2.7 of the Takeover Code, announcing a firm intention to make an offer which is to be implemented by means of the Scheme or, as the case may be, a conversion from an Offer to a Scheme in accordance with Section 8 of Appendix 7 to the Takeover Code.
"Scheme Circular" means the circular (including any supplemental circular) issued or dispatched (or to be issued or dispatched) by the Target to shareholders of the Target setting out the resolutions and proposals for and the terms and conditions of the Scheme.
"Scheme Court Order" has the meaning given to it in the definition of "Mandatory Cancellation Event".
"Scheme Documents" means the Scheme Announcement, any Scheme Circular, the Scheme Court Order, and any other documents or agreements related to the Scheme or referred to in the Scheme Documents or entered into or published in connection with the Scheme and designated a Scheme Document by the Company and (to the extent such document is reasonably likely to materially adversely affect the interests of the Lenders (taken as a whole) under the Finance Documents) the Lender (acting reasonably) (including as any such documents are amended, replaced, revised, restated, supplemented or modified from time to time).
"Scheme Effective Date" means the date on which the Scheme Court Order is duly delivered to the Registrar of Companies in accordance with section 899 of the Companies Act 2006.
"Scheme Resolutions" has the meaning given to it in the definition of "Mandatory Cancellation Event".

"Security" means a mortgage, charge, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Security Document" means the share charge to be granted by the Company in favour of the Lender in respect of the Target Shares legally and/or beneficially owned by the Company from time to time.
"Signing Date" means the date of this Agreement.
"Spot Rate of Exchange" means the London Foreign Exchange Market spot rate of exchange (or, if such spot rate of exchange is not available at the relevant time, any other publicly available spot rate of exchange selected by the Lender (acting reasonably)) for the purchase of US dollars with sterling at or about 11.00 am (local time) on a particular day.
"Squeeze-Out" means the squeeze-out procedures set out in Chapter 3 of Part 28 of the Companies Act 2006 pursuant to which the Company may acquire any remaining shares of the Target that are the subject of the Offer.
"Squeeze-Out Documents" means any documents, agreements or notices issued or entered into or to be issued or entered into in connection with any Squeeze-Out (including as any such document may be amended, replaced, revised, restated, supplemented, or modified from time to time).
"Subsidiary" means, an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the share capital or similar right of ownership, provided that "control" for this purpose means the power to direct the management and policies of the entity whether through the ownership of share capital, contract or otherwise.
"Takeover Code" means the UK City Code on Takeovers and Mergers, as administered by the Panel.
"Target" means i3 Energy plc, a company incorporated under the laws of England and Wales with registered number 10699593.
"Target Group" means the Target and its Subsidiaries.
"Target Shareholders" means the registered holders of Target Shares at the relevant time.
"Target Shares" means the issued (or to be issued) ordinary shares of Target which are the subject of the Acquisition.
"Tax" or "Taxes" means any tax, levy, impost, duty, or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Total Commitments" means the aggregate of the Commitments, being (subject to redenomination in accordance with Clause 2.2 (The Facility)) £80,000,000 at the Signing Date.
"Transaction Document" means each Finance Document, each Acquisition Document and each Commercial Contract.
"United Kingdom" means the United Kingdom of Great Britain and Northern Ireland.

"US" means the United States of America.
"Utilisation" means a utilisation of the Facility.
"Utilisation Date" means the date on which a Loan is to be made.
"Utilisation Request" means in respect of a Loan a notice substantially in the form set out in Schedule 2 (Utilisation Requests).
"VAT" means value added tax as provided for in the Council Directive 2006/112/EC (or as implemented by a Member State) and any other tax of a similar nature (including sales tax or a tax instead of or in addition to value added tax), whether imposed in the United Kingdom or imposed elsewhere.
2.Construction
(a)Unless a contrary indication appears, any reference in this Agreement to:
(i)the "Lender", the "Company" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(ii)"assets" includes present and future properties, revenues, and rights of every description;
(iii)a "Finance Document" or a "Transaction Document" or any other agreement or instrument is a reference to that Finance Document or a Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or a Transaction Document or other agreement or instrument;
(iv)"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, or partnership (whether or not having separate legal personality);
(vi)a "regulation" includes any regulation, rule, official directive, request, or guideline (whether or not having the force of law but, if not having the force of law, with which it is customary to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(vii)a provision of law is a reference to that provision as amended or re-enacted; and
(viii)a time of day is a reference to London time.

(b)The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)Section, clause, and Schedule headings are for ease of reference only.
(d)Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(e)A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.
(f)Unless the context otherwise indicates, in this Agreement all words used in the singular shall denote the plural and vice versa.
(g)A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)any replacement page of that information service which displays that rate; and
(ii)the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Lender after consultation with the Company.
(h)A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.
(i)Any Reference Rate Supplement overrides anything in:
(i)Schedule 3 (Reference Rate Terms); or
(ii)any earlier Reference Rate Supplement. provided that a Reference Rate Supplement may not effect any reduction in the Margin.
(j)A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:
(i)Schedule 4 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 5 (Cumulative Compounded RFR Rate), as the case may be; or
(ii)any earlier Compounding Methodology Supplement.
3.Currency symbols and definitions
(a)"£", "GBP" and "sterling" denote the lawful currency of the United Kingdom.
(b)"US$","$", "USD" and "US dollars" denote the lawful currency of the United States of America.

4.Third Party Rights
A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
2THE FACILITY
1.Subject to the terms of this Agreement, the Lender shall make available to the Company a term loan facility in an aggregate equivalent amount equal to the Total Commitments which is available to be utilised in US dollars only (following its redenomination into US dollars in accordance with Clause 2.2 below).
2.With effect from the date of the initial Utilisation Request, the Facility shall be automatically redenominated for all purposes from GBP into USD using the Agreed GBP-USD FX Rate.
3PURPOSE
1.Purpose
The Company shall apply all amounts borrowed by it under the Facility towards financing (including for the avoidance of doubt on-lending amounts borrowed by it under the Facility to finance):
(a)the Acquisition consideration for the purchase of Target Shares pursuant to a Scheme or an Offer and/or Squeeze-Out; and/or
(b)Acquisition Costs.
2.Monitoring
The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4CONDITIONS OF UTILISATION
1.Initial conditions precedent
The Company may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part A and Part B of Schedule 1 (Conditions Precedent), unless otherwise specified in Schedule 1 (Conditions Precedent), in form and substance satisfactory to the Lender (unless the Lender has waived the requirement to deliver the same). The Lender shall notify the Company promptly upon being so satisfied.
2.Maximum number of Utilisations
The Company may deliver up to 5 Utilisation Requests.
3.Utilisations during the Certain Funds Period
(a)Subject to clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lender will only be obliged to comply with clause 5.4 (Lender's participation) in relation to a

Utilisation during the Certain Funds Period if, on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)no Major Default is continuing or would result from the proposed Utilisation; and
(ii)all the Major Representations are true in all material respects (or, where already qualified by materiality, in all respects).
(b)During the Certain Funds Period and notwithstanding any other clause in this Agreement (save in circumstances where, pursuant to paragraph (a) above, the Lender is not obliged to comply with clause 5.4 (Lender's participation) and subject to the provisions of clause 7.1 (Illegality)) the Lender shall not be entitled to:
(i)cancel any of its Commitments to the extent to do so would prevent or limit the making of a Utilisation during the Certain Funds Period;
(ii)rescind, terminate, or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Utilisation during the Certain Funds Period;
(iii)refuse to participate in the making of a Utilisation during the Certain Funds Period;
(iv)exercise any right of set-off or counterclaim in respect of a Utilisation during the Certain Funds Period;
(v)cancel, accelerate, or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Utilisation during the Certain Funds Period or would require the repayment or prepayment of a Utilisation during the Certain Funds Period; or
(vi)take any action or make or enforce any claim to the extent such action or claim or enforcement would directly or indirectly prevent or limit the making of a Utilisation during the Certain Funds Period, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lender notwithstanding that it may not have been used or made available for use during the Certain Funds Period.
5UTILISATION
1.Delivery of a Utilisation Request
(a)The Company may request a Loan by delivery to the Lender of a duly completed Utilisation Request not later than 12 p.m. (London Time) five (5) Business Days (or such shorter period as the Company and the Lender may agree) before the proposed Utilisation Date.
2.Completion of a Utilisation Request
(a)Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)the currency and amount of the Loan comply with clause 5.3 (Currency and amount); and
(iii)the proposed Interest Period complies with clause 10 (Interest Periods).
(b)Only one Loan may be requested in each Utilisation Request.
3.Currency and amount
(a)The currency specified in a Utilisation Request must be US dollars.
(b)The amount of the proposed Loan must be an amount which is not more than the Available Commitment and a minimum of $10,000,000 or, if less, the Available Commitment.
4.Lender's participation
If the conditions set out in this Agreement have been met the Lender shall make each Loan available by the Utilisation Date through its Facility Office.
5.Cancellation of Commitment
The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.
6REPAYMENT
1.The Company shall repay the aggregate Loans in full on the Final Maturity Date.
2.The Company may not reborrow any part of the Facility which is repaid.
7PREPAYMENT AND CANCELLATION
1.Illegality
If it becomes unlawful in any jurisdiction or in breach of any Sanctions applicable to it for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan:
(a)the Lender shall promptly notify the Company upon becoming aware of that event;
(b)upon the Lender notifying the Company, the Available Commitment of the Lender will be immediately cancelled; and
(c)the Company shall repay the Loans made to it on the last day of the Interest Period for each Loan occurring after the Lender has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Company (being no earlier than the last day of any applicable grace period permitted by law), and the Lender's Commitment(s) shall be cancelled in the amount of the participations repaid.

2.Change of Control
(a)For the purposes of this Agreement, a "Change of Control" will occur if:
(i)any individual third party; or
(ii)any group of third parties acting in concert,
becomes the beneficial owner (either directly or indirectly) of more than 50 per cent of the voting rights of the Company.
(b)The Company shall promptly notify the Lender upon becoming aware of any Change of Control.
(c)Following a Change of Control (but, for the avoidance of doubt, subject to clause 4.3 (Utilisations during the Certain Funds Period)), if the Lender so requires and, by not less than five days' notice to the Company, cancel the Commitments and declare the participation in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of the Lender and of any such Affiliate will be cancelled and all such outstanding amounts will become immediately due and payable.
(d)For the purpose of Clause 7.2(a) above, "acting in concert" means persons or a group of persons acting together pursuant to an agreement or understanding (whether formal or informal).
3.Voluntary cancellation
The Company may, if it gives the Lender not less than five Business Days' prior notice, cancel the whole or any part (being a minimum amount of $20,000,000) of the Available Commitment.
4.Voluntary prepayment of Loans
The Company may, if it gives the Lender not less than five Business Days' (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of a Loan (if in part, being an amount that reduces the Loan by a minimum amount of $10,000,000).
8RESTRICTIONS
1.No Re-utilisation
The Company may not deliver a Utilisation Request in respect of any amount which has been repaid or prepaid in accordance with the terms of this Agreement.
2.Prepayment in accordance with this Agreement
The Company shall not reimburse or prepay all or any part of a Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
3.Effect of Repayment and Prepayment on Commitments

If all or part of a Loan is repaid or prepaid, an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.
9INTEREST
1.Calculation of interest
(a)The rate of interest on each Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(i)Margin; and
(ii)Compounded Reference Rate for that day,
provided that, if, for such Interest Period, the aggregate of the applicable Margin and Compounded Reference Rate is less than zero, the interest rate for such Loan for such Interest Period shall be zero.
(b)If any day during an Interest Period for a Loan is not an RFR Banking Day, the rate of interest on that Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.
2.Payment of interest
The Company shall pay accrued interest on a Loan on the last day of each Interest Period.
3.Default Interest
(a)If the Company fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount, from the due date up to the date of actual payment (both before and after judgment) at the rate which is 4% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Company on demand by the Lender.
(b)Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
10INTEREST PERIODS
1.Interest Periods for a Loan
(a)The Interest Period for each Loan shall be three (3) Months.
(b)An Interest Period for a Loan shall not extend beyond the Final Maturity Date.
(c)Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period (the "Interest Period").

2.Non-Business Days
Any rules specified as "Business Day Conventions" in the Reference Rate Terms shall apply to each Interest Period.
3.Interest calculation if no RFR or Central Bank Rate
If:
(a)there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Loan; and
(b)"Cost of funds will apply as a fallback" is specified in the Reference Rate Terms, Clause 10.5 (Cost of funds) shall apply to that Loan for that Interest Period.
4.Market disruption
If:
(a)a Market Disruption Rate is specified in the Reference Rate Terms; and
(b)the Lender determines that its cost of funds relating to that Loan would be in excess of that Market Disruption Rate, then Clause 10.5 (Cost of funds) shall apply to that Loan for the relevant Interest Period.
5.Cost of funds
(a)If this Clause 10.5 applies to a Loan for an Interest Period, Clause 9.1 (Calculation of interest) shall not apply that Loan for that Interest Period and the rate of interest on that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:
(i)the Margin; and
(ii)the rate which the Lender determines is, expressed as a percentage rate per annum, is its cost of funds relating to that Loan.
(b)If this Clause 10.5 applies and either Party so requires, the Parties shall enter into negotiations (for a period of not more than ten (10) days) with a view to agreeing a substitute basis for determining the rate of interest.
6.Any alternative basis agreed pursuant to Clause 10.1(b) above shall be binding on all Parties.
7.If this Clause 10.5 applies the Lender shall, as soon as is practicable, notify the Company.
11FEES
1.Underwriting and commitment fee
(a)The Company shall pay (or procure payment) to the Lender a commitment fee equal to the Initial Commitment Fee Amount and, if applicable, any Subsequent Commitment Fee Amount (as such terms are defined below). The Initial Commitment Fee Amount will become due on the Signing Date and payable on the earlier of (i) the first Utilisation Date and (ii) the date falling 3 Months after the Signing Date. Any Subsequent Commitment Fee Amount shall become due on the first Utilisation Date.
(b)The "Initial Commitment Fee Amount" shall be US$515,600;
(c)The "Subsequent Commitment Fee Amount" shall be the difference between the Initial Commitment Fee Amount and the result of 0.5% on the Total Commitments as they are redenominated on the initial Utilisation Date from GBP into USD using the Agreed GBP-USD FX Rate (and if the difference is zero or a negative amount, no Subsequent Commitment Fee Amount shall be due).
2.Ticking fee
(a)The Company shall pay (or procure payment) to the Lender a ticking fee computed at the rate of 0.5% per annum on the Available Commitment (converted into US dollars applying an exchange rate of 1 GBP : 1.2890 USD) for the period from the Signing Date to and including the last day of the Availability Period.
(b)The accrued ticking fee is payable in arrears:
(i)on the last day of each successive period of three Months which ends during the Certain Funds Period;
(ii)on the last day of the Certain Funds Period; and
(iii)if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.
(c)At the end of the Availability Period, if the Facility has been converted into US dollars at the Agreed GBP-USD FX Rate, the ticking fee paid on each day pursuant to paragraphs (a) and (b) above shall be recalculated by reference to the Agreed GBP-USD FX Rate and if the difference in amounts is positive, the Company shall within three Business Days of the last day of the Availability Period pay an amount equal to that difference to the Lender. The Lender shall share its calculations when making a demand for payment pursuant to this paragraph (c).
12TAX GROSS UP AND INDEMNITIES
1.Definitions
In this Agreement:
"Protected Party" means a Lender which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by the Company to the Lender under clause 12 (Tax gross-up and Indemnities) or a payment under clause 12.3 (Tax indemnity).
"Treaty Lender" means a Lender which:
(a)is treated as a resident of a Treaty State for the purposes of the Treaty;
(b)does not carry on a business in Canada or the United Staes of America (as applicable) through a permanent establishment with which that Lender's participation in the Loan is effectively connected.
"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with Canada or the United States of America which makes provision for full exemption or reduction from tax imposed by that jurisdiction on payments of interest. Unless a contrary indication appears, in this clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.
2.Tax gross-up
(a)The Company shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)The Company shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall promptly notify the Company on becoming so aware in respect of a payment payable to that Lender.
(c)If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)If the Company is required to make a Tax Deduction, the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(e)Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(f)A Lender that is a Treaty Lender shall co-operate with the Company in completing any procedural formalities necessary for the Company to obtain authorisation to make payments of interest without a Tax Deduction or with a Tax Deduction that is reduced from the rate it would otherwise be without the benefit of the applicable Treaty.
3.Tax indemnity
(a)The Company shall within five Business Days of demand by the Lender pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)Clause 12.3(a) above shall not apply:
(i)with respect to any Tax assessed on the Lender:
(A)under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
(B)under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction;
(C)if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or
(c)(ii)    to the extent a loss, liability, or cost:
(A)is compensated for by an increased payment under clause 12.2 (Tax gross-up); or
(B)relates to a FATCA Deduction required to be made by a Party.
(d)A Protected Party making, or intending to make, a claim under Clause 12.3(a) above shall notify the Company of the event which will give, or has given, rise to the claim.
4.Tax Credit
If the Company makes a Tax Payment and the Lender determines that:
(a)a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and
(b)the Lender has obtained and utilised that Tax Credit,
the Lender shall pay an amount to the Company which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Company.
5.Stamp taxes
The Company shall pay and, within five Business Days of demand, indemnify the Lender against any cost, loss, or liability the Lender incurs in relation to all stamp duty, registration, and other similar Taxes payable in respect of any Finance Document.
6.VAT
(a)All amounts set out or expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and, accordingly, subject to clause 12.6(b) below, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).
(b)Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(c)Any reference in this clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules as provided for in Article 11 of Council Directive 2006/112/EC or as implemented by a Member State.
(d)In relation to any supply made by a Party (the "first Party") to another Party (the "second Party") under a Finance Document, if reasonably requested by the first Party, the second Party must promptly provide the first Party with details of the second Party's VAT registration and such other information as is reasonably requested in connection with the first Party's VAT reporting requirements in relation to such supply.
7.FATCA Information
(a)Subject to clause 12.7(c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(A)a FATCA Exempt Party; or
(B)not a FATCA Exempt Party;
(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(b)If a Party confirms to another Party pursuant to clause 12.7(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)Clause 12.7(a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality.
(d)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clause 12.7(a)(i) or (ii) above (including, for the avoidance of doubt, where clause 12.7(c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
8.FATCA Deduction
(a)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, if not already notified, shall notify the Company and the Lender.
13INCREASED COSTS
1.Increased Costs
(a)Subject to clause 13.3 (Exceptions), the Company shall, within five Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signing Date.
(b)In this Agreement, "Increased Costs" means:
(i)a reduction in the rate of return from the Facility or on the Lender's overall capital;
(ii)an additional or increased cost; or
(iii)a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Lender to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.
2.Increased Cost claims
(a)The Lender shall notify the Company of the event giving rise to the claim.

3.Exceptions
(a)Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)attributable to a Tax Deduction required by law to be made by the Company;
(ii)attributable to a FATCA Deduction required to be made by a Party;
(iii)compensated for by clause 12.3(b) (Tax indemnity) (or would have been compensated for under clause 12.3(b) (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3(b) (Tax indemnity) applied); or
(iv)attributable to the wilful breach by the Lender of any law or regulation.
(b)In this clause 13.3(b) a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).
14OTHER INDEMNITIES
1.Currency indemnity
(a)If any sum due from the Company under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)making or filing a claim or proof against the Company; or
(ii)obtaining or enforcing an order, judgment, or award in relation to any litigation or arbitration proceedings, the Company shall, as an independent obligation, within five Business Days of demand, indemnify the Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion, including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
2.Other indemnities
The Company will, within five Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:
(a)the occurrence of any Event of Default;
(b)a failure by the Company to pay any amount due under a Finance Document on its due date;

(c)funding, or making arrangements to fund, a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or
(d)a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.
3.Transaction indemnity
(a)The Company shall (or shall procure that any member of the Group will) within five Business Days of demand indemnify the Lender, each Affiliate of the Lender and each officer or employee of the Lender or its Affiliate (each an "Indemnified Person"), against any cost, loss or liability incurred by the Lender or its Affiliate (or officer or employee of the Lender or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by fraud, the gross negligence or wilful misconduct of the Lender or its Affiliate (or employee or officer of the Lender or Affiliate) or results from the Lender or its Affiliate (or employee of officer of the Lender or Affiliate) breaching a material obligation under any Finance Documents. Any Affiliate or any officer or employee of the Lender or its Affiliate may rely on this paragraph (a) subject to clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.
(b)Any Indemnified Person may rely on this 14.3 subject to subject to clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.
(c)Neither (i) any Indemnified Person, nor (ii) the Company nor any of their respective Subsidiaries and Affiliates shall be liable for any indirect, special, punitive, or
(d)consequential losses or damages in connection with its activities related to the Facility or the Finance Documents.
15MITIGATION BY THE LENDER
1.Mitigation
(a)The Lender, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax Gross Up and indemnities) or clause 13.1 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)Clause 15.1(a) above does not in any way limit the obligations of the Company under the Finance Documents.
2.Limitation of liability
(a)The Company shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under clause 15.1 (Mitigation).
(b)The Lender is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

16COSTS AND EXPENSES
1.Transaction expenses
The Company shall promptly on demand pay the Lender the amount of all costs and expenses (including pre-agreed legal fees) reasonably incurred by any of them in connection with the negotiation of:
(a)this Agreement and any other documents referred to in this Agreement; and
(b)any other Finance Documents executed after the Signing Date.
2.Amendment costs
If the Company requests an amendment, waiver or consent, the Company shall, within five Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.
3.Enforcement costs
The Company shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
17GUARANTEE
1.Guarantee and indemnity
When it accedes to this Agreement, the Guarantor irrevocably and unconditionally:
(a)guarantees to the Lender punctual performance by the Company of all the Company's obligations under the Transaction Documents;
(b)undertakes with the Lender that whenever the Company does not pay any amount when due under or in connection with any Transaction Document, the Guarantor shall within two (2) Business Days of demand pay that amount as if it was the principal obligor; and
(c)agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender within two (2) Business Days on demand against any cost, loss or liability it incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Transaction Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.
2.Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

3.Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
4.Waiver of defences
The obligations of the Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or the Lender) including:
(a)any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Transaction Document or any other document or security;
(f)any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security; or
(g)any insolvency or similar proceedings.
5.Guarantor Intent
Without prejudice to the generality of Clause 17.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Transaction Documents and/or any commitment or amount made available under any of the Transaction Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

6.Immediate recourse
The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.
7.Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Transaction Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:
(a)refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and
(b)hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 17.
8.Deferral of Guarantor's rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Transaction Documents have been irrevocably paid in full and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Transaction Documents or by reason of any amount being payable, or liability arising, under this Clause 17:
(a)to be indemnified by the Company;
(b)to claim any contribution from any other guarantor of any Obligor's obligations under the Transaction Documents;
(c)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Lender;
(d)to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);
(e)to exercise any right of set-off against any Obligor; and/or
(f)to claim or prove as a creditor of any Obligor in competition with the Lender.
If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Transaction Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 6.1.
9.Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.
18REPRESENTATIONS
Each Obligor makes the representations and warranties set out in this clause 18 to the Lender on the Signing Date or, in the case of the Guarantor, on the date it accedes to this Agreement.
1.Status
(a)It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
2.Binding obligations
Subject to the Legal Reservations and the Perfection Requirements:
(a)the obligations expressed to be assumed by it under the Transaction Documents are legal, valid, binding and enforceable obligations; and
(b)each Security Document to which it is a party creates the security interest which that Security Document purports to create and those security interests are valid and effective.
3.Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not conflict with:
(a)any law or regulation applicable to it;
(b)its or any of its Subsidiaries' constitutional documents; or
(c)any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets, breach of which would have a Material Adverse Effect.
4.Power and authority
(a)It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents and the transactions contemplated by those documents.

(b)No limit on its powers (including borrowing powers) will be exceeded as a result of the advancing or giving of guarantees or indemnities contemplated by the Transaction Documents.
5.Validity and admissibility in evidence
Subject to the Legal Reservations, and the Perfection Requirements, all Authorisations required:
(a)to enable it to lawfully enter into, exercise its rights and comply with its obligations in the Transaction Documents;
(b)to make the Transaction Documents admissible in evidence in their Relevant Jurisdictions; and
(c)to carry on its business in the ordinary course and in all material respects as it is being conducted, have been obtained or effected or will be obtained or effected prior to its entry into such documents and are or will then be in full force and effect.
6.Governing law and enforcement
Subject to the Legal Reservations:
(a)the choice of English law as the governing law of this Agreement will be recognised and enforced in its Relevant Jurisdictions; and
(b)any judgment or arbitral award obtained in relation to the Transaction Documents in the jurisdiction of the relevant governing law will be recognised and enforced in all Relevant Jurisdictions.
7.Deduction of Tax
Except for any withholding taxes on payments under this agreement, as of the Signing Date, it is not required to make any deduction for or on account of Tax from any payment it may make under the Transaction Documents.
8.No filing or stamp taxes
Except for any stamp duty, filings, recordings, regulatory approvals, registrations, notarial or similar Taxes or fees to be paid on or in relation to any Transaction Document which is referred to in any legal opinion delivered to the Lender under paragraph 3 of Schedule 1 (Conditions Precedent) and which will be made or paid promptly after the date of the relevant Transaction Document, under the laws of any Relevant Jurisdiction it is not necessary that any Transaction Document be filed, recorded or enrolled with any court or other authority in any jurisdictions or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents.

9.No default
(a)No Default is continuing or is reasonably likely to result from the making of any Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
(b)No Event of Default is continuing or is reasonably likely to result from the making of any Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
(c)No other event or circumstance is outstanding which constitutes a default or termination event (however described) under any other agreement or instrument, which is binding on any Obligor (or to which its assets are subject) and which has or would reasonably be expected to have a Material Adverse Effect.
10.No breach of laws
(a)No breach, which has or would reasonably be expected to have a Material Adverse Effect, of any law or regulation by it has occurred.
(b)No labour disputes are current or, to its best knowledge and belief, threatened against it which have or would reasonably be expected to have a Material Adverse Effect.
(c)It is not overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax that would reasonably be expected to have a Material Adverse Effect.
(d)No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Tax where such claims or investigations has or would reasonably be expected to have a Material Adverse Effect.
(e)The Company is resident for Tax purposes only in the US and does not have any branch or permanent establishment in any other jurisdiction except in the US.
11.Environmental laws
(a)To best of its knowledge and belief (after making all reasonable enquiries) no Environmental Claim which has or would reasonably be expected to have a Material Adverse Effect has been commenced or threatened against any Obligor.
(b)All consents, licences and approvals required under the Environmental Laws have been obtained and are currently in force where failure to do so has or would reasonably be expected to have a Material Adverse Effect.
12.Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

13.Good title to assets
It has good and valid title to, or valid leases or licences of the assets necessary to carry on its business as presently conducted where failure to do so would reasonably be expected to have a Material Adverse Effect and there is no (i) Security or (ii) other contractual restrictions materially adverse to the Lender, which, in each case, may affect the rights and property which is the subject of the Security Document.
14.No immunity
It is an entity existing at private law and does not have the benefit of state immunity under any international treaty, convention or similar instrument or any applicable law.
15.Insurance
There is no:
(a)outstanding insured loss or liability incurred by it which is not expected to be covered to the full extent of that loss or liability and which has or would reasonably be expected to have a Material Adverse Effect; and
(b)non-disclosure, misrepresentation or breach of any term of any insurance contract to which it is party which would entitle any insurer to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of it, which has or would reasonably be expected to have a Material Adverse Effect.
16.Sanctions
No Obligor nor any of its Subsidiaries, nor to the best knowledge of an Obligor (after due and careful enquiry) any of their respective directors, officers or employees:
(a)is a Restricted Person; and/or
(b)has been or is engaged in any transaction, activity or conduct that could reasonably be expected to result in it being designated as a Restricted Person.
17.Anti-Bribery and Corruption and AML
Each Obligor warrants that:
(a)it and each of its Affiliates has implemented and maintains adequate internal procedures designed to ensure that neither it, nor its directors, officers, or employees shall authorise the receiving, giving or offering of any financial or other advantage with the intention of inducing or rewarding an individual or entity to improperly perform an activity undertaken in the course of an individual's employment or connected to an entity's business activities ("Anti-Corruption Controls"); and
(b)in connection with the performance of the Transaction Documents, it and each of its Affiliates has not paid, received or authorized, and it will not pay, receive or authorize, any financial or other advantage or the offering thereof, to or for the benefit of any public official, civil servant, political party, political party official, candidate for office, or any other public or private individual or entity (including to any Lender, its Affiliates, officers, directors and employees), where such payment, receipt or authorisation would violate the Anti-Corruption Controls; and
(c)it and each of its Subsidiaries has instituted and maintains reasonable and relevant policies and procedures designed to promote and achieve in relation to its business activities, compliance with all anti-money-laundering laws and regulations which are applicable to it in respect of each such business activity.
18.Financial statements
(a)Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.
(b)Its Original Financial Statements fairly represent (if unaudited) or (if audited) give a true and fair view of its financial condition and results of operations during the relevant period.
(c)There has been no material adverse change in its assets, business or financial condition since the date of the Original Financial Statements or, once subsequent financial statements have been delivered pursuant to Clause 19.1 (Financial statements), the most recent financial statements delivered under that Clause.
(d)Its most recent financial statements delivered pursuant to Clause 19.1 (Financial statements):
(i)have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements unless the relevant Obligor notified the Lender that there has been a material change in the Accounting Principles in accordance with Clause 19.2(b) (Requirements as to Financial Statements); and
(ii)give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.
19.Acquisition Documents
(a)If the Acquisition proceeds by way of a Scheme, the Scheme Documents contain (or will contain) all the material terms of the Scheme.
(b)If the Acquisition proceeds by way of an Offer, the Offer Documents contain (or will contain) all the material terms of the Offer.
20.No misleading information
(a)Save as disclosed in writing to the Lender prior to the Signing Date, all material information provided to the Lender by or on behalf of the Obligors (or any of them) in connection with this Agreement and/or the other Transaction Documents on or before the Signing Date is accurate and not misleading in any material respect and all projections provided to the Lender on or before the Signing Date have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.
(b)All other written information provided by an Obligor (including its advisers) to the Lender (including its advisers) was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

21.No proceedings pending or threatened
To the best of its knowledge, no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined and which would, if so adversely determined, reasonably be expected to have a Material Adverse Effect have been started against it.
22.First ranking security
Subject to the Legal Reservations and the Perfection Requirements, the Security granted by the Security Document has or will have, when entered into, first ranking priority and the Target Shares the subject of the Security Document are not subject to any prior ranking or pari passu ranking Security.
23.Repetition
(a)All the representations and warranties in this Clause 18 are made by each Obligor on the Signing Date and the Repeating Representations are repeated on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in clause 18.18 (Financial statements) shall cease to be so made in respect of a set of financial statements once subsequent financial statements have been delivered under this Agreement).
(b)Each representation or warranty deemed to be made after the Signing Date shall, unless otherwise indicated, be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
(c)Notwithstanding paragraph (a) above, Clause 18.9 (No default) shall be deemed to be made on the Signing Date and on the date of the first Loan under this Agreement.
19INFORMATION UNDERTAKINGS
The undertakings in this Clause 19 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
1.Financial statements
(a)The Company shall supply to the Lender, as soon as they are available, but in any event within:
(i)sixty (60) days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and
(ii)forty five (45) days after the end of each of its financial quarters, its unaudited consolidated financial statements for that financial quarter.
2.Requirements as to financial statements
(a)Each Obligor shall procure that its financial statements include a balance sheet, profit and loss account and cash flow statement.
(b)Each set of financial statements delivered pursuant to Clause 19.1:

(i)shall be certified by a director of the relevant Obligor as giving a true and fair view of (in respect of audited financial statements), or fairly presenting (in other cases), that Obligor's financial condition and operations as at the date at which those financial statements were drawn up; and
(ii)shall be prepared in accordance with the relevant Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the relevant Original Financial Statements, unless, in relation to any set of financial statements, such Obligor notifies the Lender that there has been a material change in the Accounting Principles and delivers to the Lender a description of any change necessary for those financial statements to reflect the Accounting Principles.
(c)Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
3.Information: miscellaneous
Each Obligor shall supply to the Lender:
(a)promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are current or pending against it;
(b)promptly, such information as the Lender may require regarding any of its assets or the compliance by any Obligor with the terms of any Transaction Document;
(c)promptly upon the occurrence of a force majeure event in respect of the Commercial Contracts (as determined in accordance with the terms of the relevant Commercial Contract) or any other event which causes or is likely to cause a suspension of production of crude oil at any field;
(d)details of any adverse change (that is material) in the terms of any insurance contract in relation to its assets, or of any material claim under any such insurance; and
(e)promptly on request, such further information regarding the financial condition, assets and operations of an Obligor or its Subsidiaries (including any requested amplification or explanation of any item in the financial statements, budgets or other materials provided by that Obligor, any changes to senior management and an up to date copy of its shareholders' register (or equivalent in its jurisdiction of incorporation)) as the Lender may reasonably request.
4.Notification of Default
(a)The Obligors shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
(b)Promptly upon a request by the Lender, an Obligor shall supply to the Lender a certificate signed by the director or the directors, as the case may be, on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

5.Other reporting and access for Lender's technical team
Each Obligor shall promptly provide to the Lender all such reports and all such information relating to the Transaction Documents and business, financial conditions of each Obligor as the Lender may reasonably request.
6.Know your customer checks
(a)If:
(i)the introduction of or any change in (or in the interpretation, administration, or application of) any law or regulation made after the Signing Date; or
(ii)any change in the status of an Obligor after the Signing Date, obliges the Lender to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, that Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender.
7.New financial indebtedness
The Company on a fortnightly basis shall provide the Lender with a summary of the status of any negotiations, term sheets, finance documentation or similar in relation to:
(i)the raising of Financial Indebtedness by the Company for the Acquisition ("Acquisition Financing"); and
(ii)following the first Utilisation Date, the raising of Financial Indebtedness for the purpose of repaying in full the Loan under this Agreement ("Refinancing").
If the Company has not entered into binding and committed financial documentation in relation to either an Acquisition Financing or a Refinancing before the date falling 9 Months after the first Utilisation Date, the Parties shall as soon as reasonably practicable negotiate in good faith and enter into new finance documentation substantially in the form of the facility agreement dated 18 August 2022 between the Parties for purpose of repaying in full the Loan under this Agreement (the "Refinancing Facility").
20GENERAL UNDERTAKINGS
Save as expressly referenced to the contrary, the undertakings in this Clause 20 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
1.Authorisations
Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect and supply upon request to the Lender certified copies of any Authorisation required under any law or regulation to:
(a)enable it to perform its obligations under the Transaction Documents to which it is a party;

(b)ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents; and
(c)carry on its business where a failure to do so has or would reasonably be expected to have a Material Adverse Effect.
2.Compliance with laws
(a)Each Obligor shall, comply in all respects, with all laws and regulations to which it is subject, and to every contract such Obligor is party to, if failure so to comply has or would reasonably be expected to have a Material Adverse Effect.
(b)Each Obligor shall comply with each and every provision of the Transaction Documents to which it is a party.
3.Environmental compliance
The Obligors shall:
(a)comply with all Environmental Laws which are necessary for an Obligor to perform its obligations under the Transaction Documents;
(b)comply with all Environmental Laws not otherwise provided for in paragraph (a) above where failure to comply would reasonably be expected to have a Material Adverse Effect;
(c)obtain, maintain and ensure compliance with all requisite Environmental Permits required for the performance of its obligations under the Transaction Documents;
(d)obtain, maintain and ensure compliance with all requisite Environmental Permits not otherwise provided for in paragraph (c) above, if failure to obtain, maintain or comply with such Environmental Permits would reasonably be expected to have a Material Adverse Effect; and
(e)implement procedures to monitor compliance with and to prevent liability under any Environmental Law.
4.Material Contracts and Licences
(a)Each Commercial Contract shall remain in full force and effect up to its termination date, as determined in accordance with its terms.
(b)Each Obligor shall comply in all material respects with each of the Material Contracts and Licenses to which it is a party, where it is commercially reasonable to do so.
(c)Each Obligor shall take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any of the Material Contracts and Licenses.
(d)Each Obligor shall obtain, maintain and ensure compliance with all requisite Material Contracts and Licenses required for the performance of the Obligors' obligations under the Transaction Documents.

5.Environmental claims
Each Obligor shall, promptly upon becoming aware of the same, inform the Lender in writing of:
(a)any Environmental Claim which is current or pending against any member of the Group and which would reasonably be expected to have a Material Adverse Effect; and
(b)any facts or circumstances which are reasonably likely to result in any Environmental Claim, which would reasonably be expected to have a Material Adverse Effect, being commenced or threatened against any member of the Group.
6.Taxation
(a)Each Obligor shall, pay and discharge all Taxes imposed upon it or its assets within the time period allowed unless and only to the extent that:
(i)such payment is being contested in good faith;
(ii)adequate reserves are being maintained for those Taxes and the costs required to contest them in accordance with relevant Accounting Principles;
(iii)such payment can be lawfully withheld; and
(iv)any failure to make any such payment does not have, or is not likely to have, a Material Adverse Effect.
(b)Each Obligor shall file all Tax returns within the time period allowed.
(c)Each Obligor except the Company will maintain its residence for Tax purposes in its jurisdiction of incorporation.
(d)The Company shall maintain its residence for Tax purposes in the United States of America and will not create a branch or permanent establishment in any other jurisdiction.
7.Assets
(a)Each Obligor shall maintain in good working order and condition (ordinary wear and tear excepted) all of their assets necessary in the conduct of their business unless failure to do so would not have, or be reasonably likely to have, a Material Adverse Effect.
(b)Without the prior written consent of the Lender, with effect from the date the Target becomes a Subsidiary of the Company, the Company shall procure the Target (and on accession in accordance with Clause 20.23 of this Agreement, the Target shall) makes no disposal, including without limitation, a sale, lease, licence, transfer, loan or other similar transaction, of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) save for any:
(i)disposal expressly permitted under any Transaction Document;
(ii)disposal contractually committed to by the Target prior to the date the Target becomes a Subsidiary of the Company;

(iii)sale or farm-out of exploration acreage;
(iv)disposal expressly required in order to comply with its obligations under the Transaction Documents;
(v)disposals of obsolete assets or assets in the ordinary course of business;
(vi)the sale of Commodity on arm's length terms for cash consideration in the ordinary course of trading; or
(vii)any other disposal with the prior written consent of the Lender.
8.Pari passu ranking
(a)Each Obligor shall ensure that at all times any claims of the Lender against it under the Transaction Documents to which it is a party will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.
(b)Each Obligor shall ensure that the Security granted pursuant to or in connection with the Transaction Documents has or will have first ranking priority and the Target Shares the subject of the Security Document are not subject to any prior ranking or pari passu ranking Security.
9.Change of business
Each Obligor shall ensure that no change is made to the general nature of its business from that carried on by it at the Signing Date.
10.Use of proceeds and registration
The Company shall use each Loan exclusively for the purposes referred to in Clause 3.1 (Purpose).
11.Negative pledge
(a)Except for the Permitted Security, no Obligor (and the Company shall ensure that no Subsidiary) shall create, or permit to exist, any Security over, or affecting, the Transaction Documents or Commodities being produced, stored, or delivered on account of the Commercial Contracts (or any part thereof).
(b)With effect from the date the Target becomes a Subsidiary of the Company, in the event of any breach of the Transaction Documents (as a result of the Target's failure to deliver the Commodities), then neither the Target nor its Affiliates, shall enter into new supply or export contracts providing for supply of the Commodities to third parties while such breach persists.
12.Arm's length basis
(a)Except as permitted by paragraph (b) below, no Obligor shall enter into any transaction with any person except on arm's length terms.

(b)The payment of fees, costs and expenses payable under the Transaction Documents or agreed by the Company and the Lender, and transfers or transactions between members of the Group shall not be a breach of this Clause 20.12.
13.Disposals
The Obligors shall not (and the Obligors shall ensure that no Subsidiary will) sell, lease, transfer or otherwise dispose of any interest in a Material Field without the written consent of the Lender.
14.Insurance
(a)The Company shall procure that the Target (and, on its accession to this Agreement, the Target) shall maintain with reputable insurers such insurance in respect of its assets and business as are mandatorily required by all applicable laws and as would otherwise normally be maintained by a prudent company carrying on a business substantially similar to its business in a similar jurisdiction of the Target.
(b)With effect from the date the Target becomes a Subsidiary of the Company, upon request by the Lender, the Obligors shall provide to the Lender with a certificate confirming that the Target's insurance policies have been renewed, are in full force and effect and that all insurance premiums have been paid and are up to date.
15.Visitation right
Each Obligor shall procure for the Lender and/or professional advisers, insurance providers, auditors, accountants and contractors of the Lender free access at all reasonable times and on reasonable notice and at the responsibility of the Obligors to the premises and assets of each Obligor for the purposes of enabling the Lender to monitor the Obligors' compliance with, and performance under, the Transaction Documents, provided that, unless a Default has occurred and is continuing, such visits do not interfere with the business operations of the Obligors shall be requested by the Lender no more frequently than once annually.
16.Other Financial Indebtedness
(a)The Obligors shall not (and the Obligors shall ensure that no Subsidiary will) incur Financial Indebtedness without the prior consent of the Lender and other than as permitted under this Agreement.
(b)Paragraph 20.16 shall not apply to indebtedness in respect of:
(i)any existing Financial Indebtedness at the Signing Date or, in respect of the Target, any existing Financial Indebtedness at the Closing Date;
(ii)any Financial Indebtedness incurred under the Transaction Documents or the Refinancing Facility or pursuant to a Refinancing;
(iii)any Financial Indebtedness incurred for the sole or primary purpose of repaying in full all outstanding Loans under this Agreement;

(iv)any Financial Indebtedness incurred between members of the Group, provided that if such Financial Indebtedness is incurred by an Obligor, it is subject to subordination arrangements satisfactory to the Lender;
(v)any Financial Indebtedness incurred under any hedging agreement directly related to this Agreement and that has been entered into in accordance with this Agreement;
(vi)any Financial Indebtedness incurred under any hedging or derivative agreement or foreign exchange transaction entered into in connection with the Acquisition or in the ordinary course of trade and not for speculative purposes;
(vii)credit for goods and services arising in the ordinary course of trading;
(viii)any Financial Indebtedness incurred by any Obligor, Gran Tierra Energy Colombia GmbH or Gran Tierra Operations Colombia GmbH on an unsecured basis provided that the principal amount of such Financial Indebtedness shall not exceed (in aggregate) US$5,000,000 (or its equivalent in one or more currencies) at any time;
(ix)any Financial Indebtedness to the extent covered by any letter of credit, guarantee or indemnity issued in the ordinary course of trade; and
(x)any other Financial Indebtedness that has been incurred with the prior written consent of the Lender.
17.No guarantees or indemnities
(a)Except as permitted under paragraph (b) below, no Obligor shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person.
(b)Paragraph (a) does not apply to a guarantee which is:
(i)any existing guarantee at the Signing Date or, in respect of the Target, any existing guarantee at the Closing Date;
(ii)an endorsement of negotiable instruments in the ordinary course of trade;
(iii)any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade or in relation to the operation of the Material Fields, including any such guarantee entered into as a condition of any of the Material Contracts and Licences;
(iv)any guarantee of Financial Indebtedness permitted under Clause 20.16 (Other Financial Indebtedness);
(v)any guarantee or indemnity given in the ordinary course of the documentation of a disposal transaction which is permitted under Clause 20.7 (Assets), Clause 20.13 (Disposals) or an acquisition transaction, which guarantee or indemnity is in a customary form and subject to customary limitations;
(vi)arising under the Finance Documents;
(vii)arising in the ordinary course of trading on arm's length terms; and/or

(viii)a guarantee which guarantees liabilities which, when aggregated with the liabilities guaranteed by any other guarantees not permitted under paragraphs (i) to (vii) above, shall not exceed guarantees liabilities in an amount of $10,000,000 (or its equivalent in one or more currencies) at any time.
18.No Sanctions
(a)Each Obligor shall comply in all respects with Sanctions that are applicable to it, including in respect of each business activity.
(b)No Obligor shall knowingly (having made reasonable enquiries) use (and shall ensure that no other member of the Group shall use) any Loans for the purpose of financing or making funds available to any person or entity which is a Sanctioned Person or located in a Sanctioned Country, if and to the extent such Loans or provision of funds would be prohibited by applicable Sanctions or would otherwise, to the knowledge of such Obligor, cause the Lender to be in breach of Sanctions applicable to the Lender.
(c)No Obligor shall, knowingly (having undertaken relevant verifications and made reasonable enquiries) use any funds identified as derived directly from any activity or dealing with any person or entity which is a Sanctioned Person or located in a Sanctioned Country, for the purpose of discharging amounts owing to the Lender in respect of the Transaction Documents to the extent such provision of funds would cause the Lender to be in breach of Sanctions applicable to the Lender.
19.Anti-Bribery and Corruption and AML
Each Obligor undertakes to comply at all times with the representations it makes in Clause 18.17 (Anti-Bribery and Corruption and AML).
20.Other changes not permitted
(a)Subject to paragraph (b) below, each Obligor shall ensure that:
(i)it maintains all the applicable Authorisations necessary or desirable to enable it to preserve in full its production entitlement in respect of each Material Field;
(ii)there are no material adverse changes in the licences and joint operating agreements in respect of each Material Field from which existed at the Signing Date or, with effect from the date the Target becomes a Subsidiary of the Company, in respect of any Material Field owned by the Target; and
(iii)there are no changes in respect of its rights over and control of the Material Fields in relation to the production and delivery of the Commodities under the Commercial Contracts, unless otherwise approved by the Lender.
(b)Paragraph (a) above does not apply to any changes arising in the ordinary course of trading on arm's length terms.
21.Scheme or Offer undertakings
(a)The Company may make changes to the Announcement (including any Announcement or draft Announcement delivered on or prior to the Signing Date or pursuant to clause 4.1

(Initial conditions precedent)) and/or issue one or more supplemental or replacement Announcements, provided that the Obligors shall ensure that the Company only makes such changes and/or issue such supplemental or replacement Announcement (or amend, waive or supplement any Announcement previously made), if:
(i)it is in substantially the form of the Announcement (or, as the case may be, draft Announcement) delivered or pursuant to clause 4.1 (Initial conditions precedent); or
(ii)with any changes, waivers, amendments, supplements or other variations or modifications:
(A)which (when taken as a whole and having regard to the Transaction as a whole) do not adversely affect the interests of the Lender under the Finance Documents in any material respect;
(B)expressly permitted by the terms of the Finance Documents;
(C)required by the Takeover Code, the Panel, the Court or any other applicable law, regulation or regulatory body;
(D)constituting a switch or other change from a Scheme to an Offer or from an Offer to a Scheme (subject to compliance with paragraph (c) below), or
(E)which have been approved by the Lender (each acting reasonably and in good faith).
For the avoidance of doubt, it is acknowledged and agreed that (subject to compliance with paragraphs (c) and (d) below) any change in the structure of the Acquisition (from Scheme to Offer), (without prejudice to the length of the Certain Funds Period) any change in the timing of the Acquisition (including any reduction or extension to the actual or anticipated Scheme Effective Date, Offer Unconditional Date, offer period, closing date or completion date (howsoever described) of the Acquisition (including by reason of any adjournment of any meeting or court hearing)) and any increase, decrease or any other adjustment to or change in the purchase price (or other consideration) or in the nature or manner in which any purchase consideration (or other consideration) is paid or to be paid (or, as applicable, other undertaken or to be undertaken) shall not (in any such case) be regarded as being a change, waiver, amendment or other variation or modification or otherwise materially adverse to the interests of the Lender; but, for the avoidance of doubt, without prejudice to the length of the Certain Funds Period or to the requirements of clause 4.3 (Utilisations during the Certain Funds Period) or paragraphs (c) or (d) below.
(b)The Obligors shall use its commercially reasonable efforts (to the extent it is legally able to do so, in accordance with applicable law and regulation, including having regard to the Takeover Code and to compliance with any orders of the Court or guidance or rulings of the Panel) to:
(i)(if the Acquisition is to be effected by way of a Scheme) de-list the Target from the AIM market of the London Stock Exchange and from the Toronto Stock Exchange as soon as reasonably practicable after the Scheme Effective Date, and as soon as reasonably practicable after the completion of such de-listing re- register Target as a private limited company;

(ii)(if the Acquisition is to be effected by way of an Offer) de-list the Target from the AIM market of the London Stock Exchange and from the Toronto Stock Exchange as soon as reasonably practicable after the later of the Offer Unconditional Date and the date on which the Company first becomes the beneficial owner of more than 75 per cent. of the voting rights attributable to the capital of the Target which are then exercisable at a general meeting of the Target, provided that such beneficial ownership of such shares are, at that time, sufficient to procure such de-listing, and as soon as reasonably practicable after the completion of such de-listing re-register the Target as a private limited company; and
(iii)(if the Acquisition is to be effected by way of an Offer) give notice to all other remaining shareholders of the Target under section 979 of the Companies Act 2006 as soon as reasonably practicable after the later of the Offer Unconditional Date and the date on which the Company first becomes the beneficial owner of at least 90 per cent. of the voting rights of the Target Shares the subject of the Offer (and, in any event, within the maximum time period, at such time, prescribed for such actions), provided that such beneficial ownership of such shares are, at that time, sufficient to procure the reliance by the Company on section 979 of the Companies Act 2006 for the purposes contemplated in this paragraph.
(c)If the Acquisition is to be effected by way of an Offer, the Company shall not amend the Acceptance Condition to a level which is below the Minimum Acceptance Condition.
(d)The Company shall not take any action as a result of which it is required to make a mandatory offer under Rule 9 of the Takeover Code.
(e)The Company shall (if the Acquisition is to be effected by way of a Scheme):
(i)keep the Lender reasonably informed as to the status and progress of the Scheme;
(ii)subject to any confidentiality, regulatory, legal or other restrictions relating to the supply of such information, the Company shall keep the Lender informed as to any material developments in relation to the Acquisition, including if the Scheme lapses or is withdrawn; and
(iii)promptly (and, in any event, within three Business Days) deliver to the Lender copies of all material documents, certificates or notices received or issued by it in relation to the Scheme and any material documents or statements issued by the Takeover Panel, the Financial Conduct Authority, the Competition and Markets Authority, the European Commission or any other regulatory authority (including the courts) received by it in relation to the Scheme.
(f)The Company shall (if the Acquisition is to be effected by way of an Offer):
(i)keep the Lender reasonably informed as to the status and progress of the Offer and the Squeeze-Out;
(ii)subject to any confidentiality, regulatory, legal or other restrictions relating to the supply of such information, the Company shall keep the Lender informed as to any material developments in relation to the Acquisition, including if the Offer lapses or is withdrawn; and

(iii)promptly (and, in any event, within three Business Days) deliver to the Lender copies of all material documents, certificates or notices received or issued by it in relation to the Offer and any material documents or statements issued by the Takeover Panel, the Financial Conduct Authority, the Competition and Markets Authority, the European Commission or any other regulatory authority (including the courts) received by it in relation to the Offer.
(g)The Company shall ensure that the Offer Document or (if applicable) the Scheme Circular is (or will be when issued) in compliance with the Takeover Code and any other applicable laws and regulations, other than in respect of any waiver or dispensation relating to such laws and regulations granted by the Takeover Panel or the Court, or to the extent that any such non-compliance could not reasonably be expected to be prejudicial to the interest of the Lender.
(h)The Company shall not amend or waive a material term or condition of the Scheme Circular or, as applicable, any Offer Documents published or provided (or to be provided) by or on behalf of the Company (or an Affiliate) to shareholders of the Target or otherwise made available to such persons and in the manner required by Rule 24.1 of the Takeover Code (in each case) relating to the Acquisition and (if applicable) contained in the corresponding Announcement in a way which (when taken as a whole and having regard to the Transaction as a whole) is materially adverse to the interests of the Lender under the Finance Documents other than any change, modification, amendment or waiver (including any waiver of any condition):
(i)contemplated by or otherwise permitted under the terms of the Finance Documents;
(ii)required by the Takeover Code, the Panel, the Court or any other applicable law, regulation or regulatory body;
(iii)that relates to any term or condition to the Acquisition which the Company reasonably believes that it would not be entitled, in accordance with Rule 13.5(a) of the Takeover Code, to invoke so as to cause the Acquisition not to proceed, to lapse or withdrawn provided that the remaining conditions to the Acquisition have been, or will contemporaneously be, satisfied or waived;
(iv)constituting a switch or other change from a Scheme to an Offer or from an Offer to a Scheme (provided that, in the case of any switch or other change from a Scheme to an Offer, the relevant Offer Document includes an Acceptance Condition that is not lower than the Minimum Acceptance Condition); or
(v)which has been approved by the Lender.
For the avoidance of doubt, it is acknowledged and agreed that (subject to compliance with paragraphs (c) and (d) above) any change in the structure of the Acquisition (from Scheme to Offer), (without prejudice to the length of the Certain Funds Period) any change in the timing of the Acquisition (including any reduction or extension to the actual or anticipated Scheme Effective Date, Offer Unconditional Date, offer period, closing date or completion date (howsoever described) of the Acquisition (including by reason of any adjournment of any meeting or court hearing)) and any increase, decrease or any other adjustment to or change in the purchase price (or other consideration) or in the nature or manner in which any purchase consideration (or other consideration) is paid or to be paid (or, as applicable, other undertaken or to be undertaken) shall not (in any such case) be regarded as being a change, waiver, amendment or other variation or modification or otherwise materially adverse to the interests of the Lender; but, for the avoidance of doubt, without prejudice to the length of the Certain Funds Period or to the requirements of clause 4.3 (Utilisations during the Certain Funds Period) or paragraph (c) above.
22.Security Document
Subject to the Legal Reservations, the Company shall:
(a)ensure the Lender at all times from the date the Security Document is entered into and the Perfection Requirements have been completed holds a first priority perfected charge pursuant to the terms of the Security Document;
(b)at all times from the date the Security Document is entered into: (i) maintain the Security granted by the Company in accordance with the Security Document for the sole and exclusive benefit of the Lender; and (ii) perform all acts and make, execute, deliver and file all documents, required in order to perfect the Security granted by the Company, and the Target Shares the subject of the Security Document shall be kept free and clear of all Security other than the Security granted under the Security Document.
23.Conditions Subsequent
(a)The Company shall procure that as soon as reasonably practicable, and in any event within 30 days of the date the Target becomes a wholly-owned Subsidiary of the Company or, if the Company does not acquire all of the Target Shares pursuant to an Offer, within 30 days of the date the Target is re-registered as a private limited company:
(i)the Target accedes to this Agreement as a "Guarantor" by delivering an Accession Deed and the conditions precedent set out in Part C of Schedule 1 in form and substance satisfactory to the Lender; and
(ii)the Security Document is entered into.
21EVENTS OF DEFAULT
Each of the events or circumstances set out in this clause 21 is an Event of Default (save for clause 21.19 (Acceleration)).
1.Non-payment
An Obligor does not pay or repay on the relevant due date any amount payable or to be repaid pursuant to this Agreement or the other Finance Documents at the place at and in the currency in which it is expressed to be respectively payable unless its failure to pay is caused by administrative or technical error and payment is made within three (3) Business Days of its due date.
2.Undertakings
An Obligor does not comply with any provision(s) of the Finance Documents (including the undertakings in Clause 20 (Undertakings) but other than those referred to in Clause 21.1 (Non-payment), Clause 21.10 (Sanctions, Anti-bribery and corruption and AML) and Clause 21.15 (Commercial Contracts)) unless the same is, in the reasonable opinion of the Lender, capable of remedy and is remedied within ten (10) Business Days from the earlier of the date any Obligor has become aware of that non-compliance and the date notice of that non-compliance has been given by the Lender to an Obligor.
3.Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in this Agreement, or any other Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to the misrepresentation are, in the reasonable opinion of the Lender, capable of remedy and are remedied within ten (10) Business Days of the earlier of the Lender giving notice to the relevant Obligor and the Obligor becoming aware of the misrepresentation.
4.Cross default
(a)Any Financial Indebtedness of any Obligor or any other member of the Group is not paid when due.
(b)Any Financial Indebtedness of any Obligor or any other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)Any commitment for any Financial Indebtedness of any Obligor or any other member of the Group is cancelled or suspended by a creditor of an Obligor or any other member of the Group as a result of an event of default (however described).
(d)Any creditor becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).
(e)Provided that no cross default will occur under this Clause 21.4, if the aggregate amount of the Financial Indebtedness or commitment for Financial Indebtedness falling with paragraphs (a) to (d) above does not exceed:
(i)in respect of an Obligor, $10,000,000; or
(ii)in respect of a member of the Group (other than an Obligor), $30,000,000.
5.Insolvency
(a)Any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends making payments on any of its debts (except to the extent such suspension is in connection with a bona fide dispute with the relevant creditor) or, by reason of actual or imminent financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
(b)The value of the assets of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material

Adverse Effect) is less than its respective liabilities (taking into account contingent and prospective liabilities).
(c)A moratorium is declared in respect of any indebtedness of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect). If a moratorium occurs, the ending of the moratorium will remedy any Event of Default caused by that moratorium with effect from the ending of moratorium, provided that the rights of the Lender under the Transaction Documents do not continue to be prejudiced by the ending of such moratorium.
6.Insolvency proceedings
Any corporate action, legal proceedings or other formal procedure or step is taken in relation to:
(a)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect), save in respect of a solvent reorganisation;
(b)a composition, compromise, assignment or arrangement with any creditor of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect);
(c)the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor, or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) or any of their respective assets; or
(d)enforcement of any Security over any assets of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect), or
(e)any analogous procedure or step is taken in any jurisdiction, save, in each case, for any corporate action, legal proceedings or other formal procedure or step which is frivolous or vexatious and is discharged, stayed or dismissed within sixty (60) days of commencement.
7.Creditors' process
Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor or any other member of the Group which has or would reasonably be expected to have a Material Adverse Effect.
8.Unlawfulness
(a)It is or becomes unlawful for an Obligor to perform any of its material obligations under the Transaction Documents.
(b)Any obligation or obligations of an Obligor under the Transaction Documents:

(i)are not legal, valid, binding or enforceable; or
(ii)cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.
(c)Any Transaction Document ceases to be in full force and effect or is alleged by a party to it (other than the Lender) to be ineffective.
9.Expropriation
The authority or ability of an Obligor or any other member of the Group to conduct its business is limited or curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person which has or would reasonably be expected to have a Material Adverse Effect.
10.Sanctions, Anti-Bribery and Corruption and AML
An Obligor does not comply with Clause 18.16 (No Sanctions) or Clause 18.17 (Anti-Bribery and Corruption and AML).
11.Finance Documents
An Obligor rescinds or purports in writing to rescind or repudiates or purports to repudiate any Finance Document to which it is a party or evidences an intention to rescind (with such intention evidenced in writing) or repudiate any Finance Document to which it is a party.
12.Litigation
Any litigation, arbitration, administrative, governmental or regulatory proceedings are commenced:
(a)in relation to any Transaction Document; or
(b)in relation to any transaction contemplated in the Transaction Documents, against any Obligor, which are reasonably likely to be adversely determined and, if so adversely determined, would have or would reasonably be expected to have a Material Adverse Effect which, for these purposes, shall take into account the benefit of any insurance policies held by the Group.
13.Material adverse change
Any adverse event or circumstance occurs and is continuing, and which has, or is reasonably likely to have, a Material Adverse Effect.
14.Material Contracts and Licenses
(a)Any of the Material Contracts and Licenses is terminated, cancelled, suspended or revoked or otherwise ceases to be valid, binding and enforceable and in full force and effect (whether wholly or in part) or it is or becomes unlawful for any person or entity to perform any of its obligations under any of the Material Contracts and Licenses.
(b)There is a material breach of the terms of any of the Material Contracts and Licenses or there is a default (howsoever described) under any of the Material Contracts and Licenses or any other event or circumstance occurs entitling any person, authority or entity to terminate or give notice of termination of any of the Material Contracts and Licenses.
(c)Any restrictions or conditions are imposed on any of the Material Contracts and Licenses that has, or is reasonably likely to have a Material Adverse Effect.
(d)Any of the Material Contracts and Licenses is modified or varied in a way that is adverse in any material respect to the interests of an Obligor or any member of the Group.
(e)Any of the Material Contracts and Licenses expires and is not renewed on substantially the same term (or terms that are more beneficial to an Obligor or any member of the Group).
(f)No Event of Default will occur under this Clause 21.14 (Material Contracts and Licenses) if:
(i)such Material Contracts and License is replaced by a new Material Contracts and License (which shall also be a Material Contracts and License for the purposes of this Agreement) in all material respects similar to the Material Contracts and License which was cancelled, suspended, materially amended (in an adverse manner), revoked or terminated within ten (10) Business Days after the earlier of the Lender giving notice to the relevant Obligor and the relevant Obligor becoming aware of such circumstances; or
(ii)the relevant Obligor demonstrates to the reasonable satisfaction of the Lender that such circumstances do not have and are not reasonably likely to have a Material Adverse Effect.
15.Commercial Contracts
The production of the Commodities under either of the Commercial Contracts is suspended for a period of at least forty-five (45) days.
16.Cessation of business
An Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.
17.Political and economic risk
(a)A deterioration occurs in the political or economic situation generally in Colombia, or an act of war or hostilities, invasion, armed conflict or act of foreign enemy, revolution, insurrection, insurgency or threat thereof occurs, unless (in any such case) this does not and is not reasonably expected to have a Material Adverse Effect.
(b)Any foreign exchange law is amended, enacted or introduced or is reasonably likely to be amended, enacted or introduced in Colombia that (in the opinion of the Lender):

(i)has or may reasonably be expected to have the effect of prohibiting, or restricting or delaying in any material respect any payment or delivery that an Obligor is required to make pursuant to the terms of any of the Transaction Documents; or
(ii)is materially prejudicial to the interests of the Lender under or in connection with any of the Transaction Documents.
18.Security Document
Either:
(a)the Lender ceases to hold a valid, perfected, and enforceable first priority charge; or
(b)the Security Document fails (including by reason of any failure to make or renew any registration thereof) to create a first priority charge, in each case, pursuant to the terms of the Security Document, once executed, delivered and, to the extent required by applicable law and in accordance with the terms thereof, registered or recorded.
19.Acceleration
Subject to clause 4.3 (Utilisations during the Certain Funds Period) during the Certain Funds Period, and subject to clause 21.20 (Clean-up Period) on and at any time after the occurrence of an Event of Default which is continuing, the Lender may,
(a)by notice to the Company:
(i)cancel the Total Commitments whereupon they shall immediately be cancelled;
(ii)declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or
(iii)declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.
(b)exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
20.Clean-up Period
(a)Notwithstanding any other provision of any Finance Document, but subject to paragraph (b) below, and until the Clean-up Date, any matter or circumstance that exists in respect of the Group which would constitute a Default or an Event of Default (other than an Event of Default under Clause 21.1 (Non-Payment)) will be deemed not to be a Default or an Event of Default (as the case may be) if:
(i)it would have been (if it were not for this provision) a Default or an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(ii)it is capable of remedy and reasonable steps are being taken to remedy it;
(iii)the circumstances giving rise to it have not been procured or approved by the Company; and
(iv)it is not reasonably likely to have a Material Adverse Effect.
(b)If the relevant matter or circumstance giving rise to the Default or Event of Default is continuing on or after the Clean-up Date, there shall be a Default or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Lender).
22CHANGES TO THE LENDER
1.Assignments and transfers by the Lender
Subject to this clause 22 (Changes to the Lender), the Lender (the "Existing Lender") may:
(a)assign all of its rights; or
(b)transfer by novation all of its rights and obligations,
under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing, or investing in loans, securities, or other financial assets (the "New Lender").
2.Portfolio Interest Exemption: Registered Form
(a)The Company shall keep a register in the United States of the names and addresses of the Lender, the Commitments of, and the principal amount (and stated interest) of the Loans owing to the Lender pursuant to the terms hereof from time to time ("Obligations Register").
(b)Subject to the conditions set out in clause 22.3 (Conditions of assignment or transfer), the Existing Lender may transfer all of its rights under the Obligations Register to a New Lender by:
(i)surrender to the Company of all of its rights under the Obligations Register; and
(ii)issuance by the Company to the New Lender of a new register with identical terms to the Obligations Register.
(c)The Parties agree that the registration requirement set out in this clause 22.2 is intended to ensure that each Loan is at all times in "registered form" within the meaning of Section 5f.103-1(c) of the United States Treasury regulations (or any amended or successor version) and Sections 163(f), 871(h)(2)(B) and 881(c)(2)(B) of the U.S. Internal Revenue Code of 1986, as amended ("IRC") and related regulations (and any other relevant or successor provisions of the IRC or such regulations), and this clause 22.2 shall be interpreted accordingly.
3.Conditions of assignment or transfer
(a)The consent of the Company in its sole discretion is required for an assignment or transfer by an Existing Lender prior to the expiry of the Certain Funds Period.

(b)The consent of the Company (such consent not to be unreasonably withheld) is required for an assignment or transfer by an Existing Lender after the expiry of the Certain Funds Period.
(c)No consent is required for an assignment or transfer by an Existing Lender after the expiry of the Certain Funds Period whilst an Event of Default is continuing.
23ASSIGNMENTS AND TRANSFER BY COMPANY
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
24CONDUCT OF BUSINESS BY THE LENDER
No provision of this Agreement will:
(a)interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)oblige the Lender to investigate or claim any credit, relief, remission, or repayment available to it or the extent, order, and manner of any claim; or
(c)oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
25PAYMENT MECHANICS
1.Payments to the Lender
Payments to the Lender shall be made on the due date for value in readily available funds to the account as from time to time may be notified with three (3) Business Days' notice by the Lender to the Company in writing.
2.Partial payments
(a)If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Lender shall apply that payment towards the obligations of the Company under the Finance Documents in the following order:
(i)firstly, in or towards payment pro rata of any accrued interest, fee, or commission due but unpaid under this Agreement;
(ii)secondly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iii)thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
3.No set-off by the Company
All payments to be made by the Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

4.Business Days
(a)Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
5.Currency of account
(a)USD is the currency of account and payment for any sum due from the Company under this Agreement.
(b)Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(c)Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(d)Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.
6.Disruption to payment systems etc.
If either the Lender determines (in its discretion) that a Disruption Event has occurred, or the Lender is notified by the Company that a Disruption Event has occurred:
(a)the Lender may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;
(b)the Lender shall not be obliged to consult with the Company in relation to any changes mentioned in (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)any such changes agreed upon by the Lender and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents, notwithstanding the provisions of clause 31 (Amendments and waivers); and
(d)the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 25.6.
26SET-OFF
Subject to clause 4.3 (Utilisations during the Certain Funds Period) following the Certain Funds Period, the Lender may set off any matured obligation due from the Company under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the

Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
27NOTICES
1.Communications in writing
Any communication to be made under or in connection with the Transaction Documents shall be made in writing and, unless otherwise stated, may be made by letter or email.
2.Addresses
The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is in the case of the Company and the Lender, that identified with its name below, or any substitute address, email address or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Party, if a change is made by the Lender) by not less than five (5) Business Days' notice.
The Lender:
Trafigura PTE Ltd
10 Collyer Quay #29-01/05
Ocean Financial Centre
Singapore 049315
Singapore
Email address: STF.MVD@trafigura.com / LatamLawyers@trafigura.com
Attention: Matthieu Milandri / Javier Montero / General Counsel

The Company and the Guarantor:
Gran Tierra Energy Inc.
Email address: gtelegal@grantierra.com
Attention: Vice President, Legal & Business Development

3.Delivery
(a)Subject to Clause 27.3(c), any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:
(i)if by personal hand delivery, if left at the address set out in Clause 27.2 before 5pm on a Business Day the day when left, and otherwise on the next Business Day;
(ii)if by way of email, on receipt of an automated delivery receipt or confirmation of receipt from the relevant server if before 5pm on a Business Day and otherwise on the next Business Day;

(iii)if by way of ordinary first class pre-paid post or post or prepaid recorded or special delivery, where the addressee is in the same country as that from which the notice is sent, two (2) Business Days after posting; or
(iv)if by way of ordinary pre-paid airmail or prepaid recorded or special delivery (or the nearest local equivalent in the jurisdiction of the sender), where the addressee is in one country and the notice is sent from another, six (6) Business Days after posting.
(b)and, if a particular department or officer is specified as part of its address details provided under Clause 27.2, if addressed to that department or officer.
(c)Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified for the Lender's in Clause 27.2 (or any substitute department or officer as the Lender shall specify for this purpose).
4.English language
(a)Any notice given under or in connection with the Transaction Documents must be in English.
(b)All other documents provided under or in connection with the Transaction Documents:
(i)in English; or
(ii)if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
28CALCULATIONS AND CERTIFICATES
1.Accounts
In any litigation or arbitration proceedings arising out of or in connection with the Transaction Documents, the entries made in the accounts (including those in respect of interest and/or interest accrued) maintained by the Lender are prima facie evidence of the matters to which they relate.
2.Certificates and determinations
Any certification or determination by the Lender of a rate or amount or quantity under the Transaction Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
3.Day count convention and interest calculation
(a)Any interest, commission or fee accruing under this Agreement and/or other Transaction Documents will accrue from day to day and the amount of any such interest, commission or fee is calculated:
(i)on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(ii)subject to paragraph (b) below, without rounding.
(b)The aggregate amount of any accrued interest, commission or fee (which, for the avoidance of doubt, shall not include the price payable for the Commodities under the Commercial Contracts) which is, or becomes, payable by the Company under this Agreement shall be rounded to 2 decimal places.
29PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
30REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
31AMENDMENTS AND WAIVERS
1.Amendments
Amendments to this Agreement may be made with the written consent of each Party.
2.Changes to reference rates
(a)Subject to Clause 31.1 (Amendments), if an RFR Replacement Event has occurred, any amendment or waiver which relates to:
(i)providing for the use of a Replacement Reference Rate in place of the RFR; and
(ii)
(A)aligning any provision of this Agreement to the use of that Replacement Reference Rate;
(B)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(C)implementing market conventions applicable to that Replacement Reference Rate;
(D)providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the written consent of each Party.
(b)An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Loan under this Agreement to any recommendation of a Relevant Nominating Body which:
(i)relates to the use of a risk-free reference rate on a compounded basis in the international or any relevant domestic syndicated loan markets; and
(ii)is issued on or after the Signing Date,
may be made with the written consent of each Party.
(c)In this Clause 31.2:
"RFR Replacement Event" means:
(a)the methodology, formula or other means of determining the RFR has (in the opinion of the Lender and the Company) materially changed;
(b)
(i)
(A)the administrator of the RFR or its supervisor publicly announces that such administrator is insolvent; or
(B)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the RFR is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the RFR;
(ii)the administrator of the RFR publicly announces that it has ceased or will cease to provide the RFR permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the RFR;
(iii)the supervisor of the administrator of the RFR publicly announces that the RFR has been or will be permanently or indefinitely discontinued;
(iv)the administrator of the RFR or its supervisor announces that the RFR may no longer be used;

(A)the administrator of the RFR determines that the RFR should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(1)the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender and the Company) temporary; or
(2)the RFR is calculated in accordance with any such policy or arrangement for a period no less than any period specified as the "RFR Contingency Period" in the Reference Rate Terms; or
(B)in the opinion of the Lender and the Company, the RFR is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them.
"Replacement Reference Rate" means a reference rate which is:
(a)formally designated, nominated or recommended as the replacement for the RFR by:
(i)the administrator of the RFR (provided that the market or economic reality that such reference rate measures is the same as that measured by the RFR); or
(ii)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;
(b)in the opinion of the Lender and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the RFR; or
(c)in the opinion of the Lender and the Company, an appropriate successor to the RFR.
32CONFIDENTIALITY
1.Confidential Information
The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 32.2 (Disclosure of Confidential Information) and clause 32.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
2.Disclosure of Confidential Information
The Lender may disclose:
(a)to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners, insurers, insurance brokers, service providers and

Representatives, such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 32.2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)to any person:
(i)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(ii)with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Company and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(iii)appointed by the Lender or by a person to whom clause 32.2(b)(i) or 32.2(b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;
(iv)who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clause 32.2(b)(i) or 32.2(b)(ii) above;
(v)to whom information is required or requested to be disclosed by any court or tribunal of competent jurisdiction or any governmental, banking, taxation or other regulatory, supervisory, or administrative authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)who is a Party; or
(viii)with the consent of the Company,
in each case, such Confidential Information as the Lender shall consider appropriate if:
(A)in relation to clause 32.2(b)(i), 32.2(b)(ii) and 32.2(b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking, except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)in relation to clause 32.2(b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)in relation to clauses 32.2(b)(v), 32.2(b)(vi) and 32.2(b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;
(c)to any person appointed by the Lender or by a person to whom clauses 32.2(b)(i) or 32.2(b)(ii) above applies, to provide administration or settlement services in respect of one or more of the Finance Documents, including, without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this clause 32.2(c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the Lender;
(d)to any rating agency (including its professional advisers), such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Company if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and
(e)the size and term of the Facility and the name of the Company to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender's rights or obligations under the Finance Documents.
3.Disclosure to numbering service providers
(a)The Lender may disclose to any national or international numbering service provider appointed by the Lender to provide identification numbering services in respect of this Agreement, the Facility and/or the Company the following information:
(i)name of the Company;
(ii)country of domicile of the Company;
(iii)place of incorporation of the Company;
(iv)the Signing Date;
(v)date of each amendment and restatement of this Agreement;
(vi)amount of Total Commitments;

(vii)currencies of the Facility;
(viii)type of Facility;
(ix)ranking of Facility;
(x)Final Maturity Date for Facility;
(xi)changes to any of the information previously supplied pursuant to clauses 32.3(a)(i) to 32.3(a)(xi) above; and
(xii)such other information agreed between the Lender and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility, the Company by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)The Company represents that none of the information set out in clauses 32.3(a)(i) to 32.3(a)(xii) above is, nor will at any time be, unpublished price-sensitive information.
(d)The Lender shall notify the Company of:
(i)the name of any numbering service provider appointed by the Lender in respect of this Agreement, the Facility the Company; and
(ii)the number or, as the case may be, numbers assigned to this Agreement, the Facility, the Company by such numbering service provider.
4.Entire Agreement
This clause 32 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
5.Inside information
The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation, including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.
6.Notification of disclosure
The Lender agrees (to the extent permitted by law and regulation) to inform the Company:
(a)of the circumstances of any disclosure of Confidential Information made pursuant to of clause 32.2(b)(v) (Disclosure of Confidential Information), except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that Confidential Information has been disclosed in breach of this clause 32.
7.Continuing obligations The obligations in this clause 32 are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:
(a)the date on which all amounts payable by the Company under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)the date on which the Lender otherwise ceases to be a party as Lender.
33COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
34GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
35ENFORCEMENT
1.Arbitration
(a)Any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement), shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration ("LCIA"), which rules are deemed to be incorporated by reference into this Clause.
(b) The number of arbitrators shall be three (3), the Lender shall appoint one (1) arbitrator and the Obligors shall (collectively) appoint one (1) arbitrator. The two (2) arbitrators nominated by or on behalf of the Obligors and the Lender together shall provide a list identifying five (5) candidates that the two (2) arbitrators recommend the Obligors and the Lender consider appointing to be the third arbitrator, who shall act as chairperson of the tribunal. If the Obligors and the Lender do not agree on the third arbitrator within fourteen (14) days of receiving the list of recommendations, then the third arbitrator, who shall act as chairperson, shall be appointed by the LCIA. If the Obligors or the Lender fails to appoint an arbitrator within thirty (30) days of receiving notice of the appointment of an arbitrator by the other Party, such arbitrator shall be appointed by the LCIA.
(c)The arbitrators shall have experience of commodities trading.
(d)The seat or legal place of arbitration shall be London.
(e)The language to be used in the arbitral proceedings shall be English.

(f)The tribunal's award shall be final and binding on the Parties.
2.Interim Relief & Warranty
(a)Notwithstanding the provisions of Clause 35.1 (Arbitration), either Party may commence and pursue proceedings for interim or conservatory relief against the other Party in any court in any jurisdiction and the commencement and pursuit of such proceedings in any one court or jurisdiction shall not preclude the other Party from commencing or pursuing proceedings in any other court or jurisdiction (whether concurrently or not) if and to the extent permitted by the applicable law.
(b)The Parties warrant that they have entered into this contract in a commercial capacity and that with respect to this Agreement they are respectively in all respects subject to civil and commercial law.
(c)The Parties hereby consent generally in respect of legal proceedings and/or arbitration arising out of or in connection with this contract to the giving of any relief, or to the issue of any process in connection with such action or proceedings irrespective of the jurisdiction in question.
36WAIVER OF IMMUNITY
(a)To the extent that an Obligor or the Lender may be entitled in any jurisdiction to claim for itself or any of its property or assets immunity in respect of its obligations under the Transaction Documents from service of process, jurisdiction, suit, judgment, execution, attachment (whether before judgment, in aid of execution or otherwise) or legal process or to the extent that in any jurisdiction there may be attributed to it all or any of its property or assets immunity of that kind (whether or not claimed), the Obligors and the Lender irrevocably agree not to claim and irrevocably waive that immunity.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

CONDITIONS PRECEDENT
Part A

CONDITIONS PRECEDENT TO SIGNING DATE
1The Company
(a)A copy of the constitutional documents of the Company.
(b)A copy of a resolution of the board of directors of the Company:
(i)approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents;
(ii)authorising a specified person or persons to execute the Finance Documents on its behalf; and
(iii)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or dispatched by it under or in connection with the Finance Documents.
(c)A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)A certificate of the Company (signed by an Authorised Signatory) confirming that borrowing, the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.
(e)A certificate of an Authorised Signatory of the Company certifying that each copy document relating to it specified in this Part A of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.
(f)A certificate signed by an officer of the Company confirming to the best of their knowledge (without personal liability) that as at the date of the certificate they are not aware of any formal or informal process involving the Company that may reasonably be expected to lead to a Change of Control.
2Transaction Documents
(a)This Agreement executed by the Company.
(b)A signed and executed Commercial Contract.
3Legal Opinions
(a)A legal opinion of Watson Farley & Williams, legal advisers to the Lender in England.
(b)A legal opinion of Gibson, Dunn & Crutcher LLP, legal advisers to the Company in respect of its capacity and authority to enter into the Finance Documents.

4Other Documents and Evidence
(a)Confirmation from the Lender that it has complied with all applicable money laundering regulations and completed all necessary "know your customer" requirements.
(b)A copy of the final draft of the Scheme Announcement or Offer Announcement.
(c)An agreed form of the Security Document.
(d)A group liquidity test demonstrating (through the provision of a quarterly cash flow projection on a one (1) year look forward basis) that the total corporate sources exceed the total corporate uses by 1.15 times in each 3 month period.
(e)A copy of the legal due diligence reports (on a non-reliance basis) prepared by each of Ashurst LLP and Stikeman Elliott.

Part A

CONDITIONS PRECEDENT TO INITIAL UTILISATION
1Acquisition Documents
(a)The initial Scheme Announcement or Offer Announcement issued in connection with the Acquisition (to be provided for information purposes only and not required to be in form and substance satisfactory to the Lender).
(b)A copy of each of the Scheme Document or Offer Document (as applicable) (to be provided for information purposes only and not required to be in form and substance satisfactory to the Lender).
(c)A certificate from the Company (signed by an Authorised Signatory) confirming that:
(i)no Major Default has occurred and is continuing; and
(ii)the Scheme Effective Date or the Offer Unconditional Date has occurred or will occur prior to or on or about the Utilisation Date,
(to be provided for information purposes only and not required to be in form and substance satisfactory to the Lender).
2Closing and Funding
(a)A funds flow statement detailing the movement of funds in relation to the Acquisition in respect of the Utilisation on the Closing Date (to be provided for information purposes only and not required to be in form and substance satisfactory to the Lender).
(b)Evidence that the underwriting and commitment fee referred to in clause 11.1 (Underwriting and commitment fee) has been paid or will be paid by the first Utilisation Date.

Part B

CONDITIONS PRECEDENT TO ACCESSION OF THE TARGET
1The Target
(a)A copy of the constitutional documents of the Target.
(b)A copy of a resolution of the board of directors of the Target:
(i)approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents;
(ii)authorising a specified person or persons to execute the Finance Documents on its behalf; and
(iii)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or dispatched by it under or in connection with the Finance Documents.
(c)A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)A certificate of an Authorised Signatory of the Company certifying that each copy document relating to it specified in this Part C of Schedule 1 is correct, complete and in full force and effect.
2Transaction Documents
(a)An Accession Deed.
(b)If applicable, a subordination agreement in respect of any Financial Indebtedness incurred by the Target pursuant to an intercompany loan agreement with another member of the Group, executed by the parties to that intercompany loan agreement and the Lender.
3Legal Opinions
(a)A legal opinion of Watson Farley & Williams, legal advisers to the Lender in respect of the Target's capacity and authority to enter into the Accession Deed.
4Other Documents and Evidence
(a)Financial statements of the Target.

Schedule 2

UTILISATION REQUEST
From:    Gran Tierra Energy Inc. (the "Company")
To:    Trafigura Pte Ltd (as "Lender")
Dated:

Dear Sirs
Term Loan Facility Agreement
dated [●] 2024 (the Agreement)
1We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2We wish to borrow a Loan on the following terms:
Proposed Utilisation Date:    [●] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:        US dollars
Amount:            [●] or, if less, the Available Commitment
Interest Period:            Three (3) months
Agreed GBP-USD FX Rate:    [●]
3We confirm that no Major Default is continuing or would result from the proposed Utilisation and all the Major Representations are true in all material respects.
4The proceeds of this Loan should be credited to [account].
5This Utilisation Request is irrevocable.
Yours faithfully

Authorised Signatory for Gran Tierra Energy Inc.

Schedule 3

REFERENCE RATE TERMS

Cost of funds as a fallback
Cost of funds will apply as a fallback.
Baseline CAS	0.26161%
Business Day Conventions (definition of "Month" and Clause 10.2 (Non-Business Days))
(a)If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:
(i)subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(ii)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(iii)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
(b)If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate
(a)The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or
(b)if that target is not a single figure, the arithmetic mean of:
(i)the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and
(ii)the lower bound of that target range.

Central Bank Rate Adjustment
In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent. trimmed arithmetic mean (calculated by the Lender) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR was available.
For this purpose the Central Bank Rate Spread means, in relation to a RFR Banking Day, the difference expressed as a percentage rate (per annum) calculated by the Lender between:
(a)the RFR for that RFR Banking Day; and
(b)the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Daily Rate
The "Daily Rate" for any RFR Banking Day is:

(a)the RFR for that RFR Banking Day; or
(b)if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:
(i)the Central Bank Rate for that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment; or
(c)if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:
(i)the most recent Central Bank Rate for a day which is no more than 5 RFR Banking Days before that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment,
rounded, in either case, to four decimal places.

Lookback Period	5 RFR Banking Days

Margin
(a)From the first Utilisation Date to (but excluding) the date falling three months after the first Utilisation Date, 300 bps per annum; and
(b)from the date falling three months after the first Utilisation Date and thereafter, 600 bps per annum.

Market Disruption Rate	The percentage rate per annum which is the aggregate of: (a)the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and (b)the applicable Baseline CAS.
Relevant Market	The market for overnight cash borrowing collateralised by US Government securities
RFR	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
RFR Banking Day
Any day other than:

(a)a Saturday or Sunday; and

(b)a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Schedule 4

DAILY NON-CUMULATIVE COMPOUNDED RFR RATE
The "Daily Non-Cumulative Compounded RFR Rate" for any RFR Banking Day "i" during an Interest Period for a Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Lender, taking into account the capabilities of any software used for that purpose) calculated as set out below:
where:
"UCCDRi" means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i";
"UCCDRi-1" means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;
"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;
"ni" means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and
the "Unannualised Cumulative Compounded Daily Rate" for any RFR Banking Day (the "Cumulated RFR Banking Day") during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Lender, taking into account the capabilities of any software used for that purpose):
ACCD
where:
"ACCDR" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;
"tni" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;
"Cumulation Period" means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;
"dcc" has the meaning given to that term above; and
the "Annualised Cumulative Compounded Daily Rate" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to five (5) decimal places) calculated as set out below:

where:
"d0" means the number of RFR Banking Days in the Cumulation Period;
"Cumulation Period" has the meaning given to that term above;
"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;
"DailyRatei-LP" means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the Lookback Period prior to that RFR Banking Day "i";
"ni" means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;
"dcc" has the meaning given to that term above; and
"tni" has the meaning given to that term above.

Schedule 5

CUMULATIVE COMPOUNDED RFR RATE
The "Cumulative Compounded RFR Rate" for any Interest Period for a Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of "Annualised Cumulative Compounded Daily Rate" in Schedule 4 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:
h
where:
" d0" means the number of RFR Banking Days during the Interest Period;
"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;
"DailyRatei-LP" means for any RFR Banking Day "i" during the Interest Period, the Daily Rate for the RFR Banking Day which is the Lookback Period prior to that RFR Banking Day "i";
"ni" means, for any RFR Banking Day "i", the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;
"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and
"d" means the number of calendar days during that Interest Period.

Schedule 6

FORM OF ACCESSION DEED
To:    Trafigura PTE Ltd as Lender
From:    [Target] and Gran Tierra Energy Inc. as the Company
Dated: [●]
Dear Sirs
Term Loan Facility Agreement
dated [●] (the "Facility Agreement")
1.We refer to the Facility Agreement. This deed (the "Accession Deed") shall take effect as an Accession Deed for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.
2.[Target] agrees to become a Guarantor and to be bound by the terms of the Facility Agreement and the other Finance Documents. [Target] is a company duly incorporated under the laws of England and Wales and is a limited liability company with registered number [●].
3.The Company confirms that no Default is continuing or would occur as a result of [Target] becoming a Guarantor.
4.[Target] administrative details for the purposes of the Facility Agreement are as follows:
Address: [●]
Email address: [●]
Attention:
5.This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
THIS ACCESSION DEED has been signed on behalf of the Lender, signed on behalf of the Company and executed as a deed by [Target] and is delivered on the date stated above.

EXECUTED AS A DEED
By: [TARGET]

Signature of Director
Name of Director
in the presence of
Signature of witness
Name of witness
Address of witness

Occupation of witness

The Company

Gran Tierra Energy Inc.
By:

The Lender
TRAFIGURA PTE LTD
By:
Date:

EXECUTION PAGES

THE COMPANY

EXECUTED    )
on behalf of    )
GRAN TIERRA ENERGY INC.    )
being the persons who,     )
in accordance with the laws of Delaware,     )
are acting under the authority of the company    )

/s/ Ryan Ellson_______________________
Ryan Ellson (Chief
Financial Officer and Executive Vice President, Finance)

Witness:

_/s/ Callum Stewart________________________
Name Callum Stewart

Address: Stifel Nocolaus Europe Limited, 150 Cheapside, London, EC2V 6ET

THE LENDER

EXECUTED    )
on behalf of    )
TRAFIGURA PTE LTD    )
being the persons who,     )
in accordance with the laws of Singapore,     )
are acting under the authority of the company    )

/s/ Mattieu Milandri_________________________
Director

Name: Mattieu Milandri, Authorized Signatory

/s/ Javier Montero_________________________
Director

Name: Javier Montero, Authorized Signatory